Securities Purchase Agreement

by and among

Aquilex Specialty Repair and Overhaul LLC,
a Delaware limited liability company,

Aquilex LLC,
a Delaware limited liability company,

the Blocker Sellers named herein,

the Blocker Corps named herein,

Arbor-Crowley, Inc.,
a Delaware corporation,

and

AZZ incorporated,
a Texas corporation

February 22, 2013

K&E 25247483

TABLE OF CONTENTS
Page
ARTICLE I Purchase and Sale Transaction; THE CLOSING; TRANSACTION PRICE ADJUSTMENT; ESCROW RELEASE 2
1.01Purchase and Sale of the Blocker Stock and the Company Interests2
1.02Closing Cash Proceeds 2
1.03The Closing 2
1.04The Closing Transactions 3
1.05Transaction Price Adjustments 4
1.06Release of Escrow Amount 7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY 7
2.01Organization and Power 7
2.02Subsidiaries 8
2.03Authorization 8
2.04No Violation 8
2.05Governmental Bodies; Consents 9
2.06Capital Interests 9
2.07Financial Statements; No Undisclosed Liabilities 9
2.08Absence of Certain Developments 10
2.09Title to Properties 12
2.10Tax Matters 12
2.11Contracts 13
2.12Intellectual Property 15
2.13Litigation 15
2.14Employee Benefit Plans 16
2.15Insurance 17
2.16Environmental Matters 18
2.17Broker Fees 19
2.18Permits; Compliance with Laws 19
2.19Employees 19
2.20Affiliated Transactions 21
2.21Customers 21
2.22Suppliers 21
2.23Accounts Receivable 21
2.24Certain Business Practices 21
2.25No Additional Representations or Warranties 22
ARTICLE III REPRESENTATIONS AND WARRANTIES OF AQ SELLER 22
3.01Organization and Power 22
3.02Authorization 22
3.03No Violation 22
3.04Governmental Bodies; Consents 22
3.05Title to the Company Interests 23
3.06No Additional Representations or Warranties 23

i

ARTICLE IV INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH BLOCKER SELLER 23
4.01Organization and Power 23
4.02Authorization 23
4.03No Violation 23
4.04Governmental Bodies; Consents 24
4.05Title to the Blocker Stock 24
4.06No Additional Representations or Warranties 24
ARTICLE V INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH BLOCKER CORP 24
5.01Organization and Power 24
5.02Authorization 24
5.03No Violation 25
5.04Governmental Bodies; Consents 25
5.05Title to the Company Interests 25
5.06Capitalization 25
5.07Single Purpose Entity 25
5.08Taxes 26
5.09Liabilities 26
5.10No Additional Representations or Warranties 27
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 27
6.01Organization and Power 27
6.02Authorization 27
6.03No Violation 27
6.04Governmental Bodies; Consents 27
6.05Litigation 28
6.06Broker Fees 28
6.07Investment Representation; Investigation 28
6.08Financial Capability 28
6.09Solvency 28
6.10No Additional Representations or Warranties 29
ARTICLE VII COVENANTS OF THE COMPANY AND THE SELLERS 29
7.01Conduct of the Business 29
7.02Distribution of Cash 31
7.03Access to Books and Records 31
7.04Regulatory Filings 32
7.05Notification 33
7.06Exclusivity 33
7.07Reasonable Best Efforts 34
7.08Non-Competition; Non-Solicitation; Non-Disparagement 34
ARTICLE VIII COVENANTS OF THE PURCHASER 35
8.01Access to Books and Records 35
8.02Regulatory Filings 36
8.03Notification 36

8.04Saudi JV Access and Information 37
8.05Director and Officer Liability and Indemnification 37
8.06Facility Closings; Employee Layoffs 38
8.07Contact with Business Relations 39
8.08Reasonable Best Efforts 39
8.09Non-Disparagement 39
ARTICLE IX CONDITIONS TO CLOSING 40
9.01Conditions to the Purchaser’s Obligations 40
9.02Conditions to the Company’s and the Sellers’ Obligations 41
9.03Conditions to All Parties’ Obligations 42
9.04Waiver of Conditions 42
ARTICLE X TERMINATION 43
10.01Termination 43
10.02Effect of Termination 43
10.03Certain Other Effects of Termination 44
ARTICLE XI INDEMNIFICATION 45
11.01Survival 45
11.02Indemnification of the Purchaser 45
11.03Limitations on Indemnification of the Purchaser 46
11.04Indemnification of the Sellers 47
11.05Indemnification Procedures for Third Party Claims 47
11.06Indemnification Procedures for Non-Third Party Claims 49
11.07Calculation of Losses Net of Insurance 49
11.08Other Limitations 50
11.09Subrogation 52
11.10Termination of Indemnification 52
11.11Exclusive Remedy 52
11.12Indemnification as among Sellers 53
ARTICLE XII ADDITIONAL AGREEMENTS AND COVENANTS 53
12.01Acknowledgements by the Purchaser 53
12.02Name Change and Use 55
12.03Further Assurances 56
12.04Employees and Employee Benefits 56
12.05Antitrust Notification 58
12.06Support Obligations 59
12.07Insurance Matters 60
12.08Cancellation of Intercompany Accounts and Services 60
12.09Certain Consents 61
12.10Provision Respecting Representation of Company 62
ARTICLE XIII TAX MATTERS 63
13.01Preparation and Filing of Tax Returns; Tax Refunds; Amended Tax Return; and Certain Post-Closing Tax Benefits 63
13.02Transfer Taxes 64

13.03Cooperation on Tax Matters 65
13.04FIRPTA Certificate 65
13.05Pre-Closing Tax Indemnification 65
ARTICLE XIV MISCELLANEOUS 66
14.01Press Releases and Communications 66
14.02Expenses 66
14.03Notices 67
14.04Assignment 69
14.05Amendment and Waiver 69
14.06Third Party Beneficiaries 69
14.07Severability 69
14.08Construction 70
14.09Disclosure Schedules 70
14.10Complete Agreement 71
14.11Conflict Between Transaction Documents 71
14.12No Partnership or Other Relationship Created 71
14.13Specific Performance 71
14.14Jurisdiction and Exclusive Venue 72
14.15Governing Law; Waiver of Jury Trial 72
14.16Representative 73
14.17Counterparts and PDF 75
14.18Guaranty 76
ARTICLE XV DEFINITIONS 76
15.01Definitions 76
15.02Other Definitional Provisions 86

The following Exhibits and Schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Exhibits and Schedules shall be furnished to the Securities and Exchange Commission upon request.

SCHEDULES

Schedule I:	Blocker Sellers
Schedule 1.04(a):	Funded Indebtedness
Schedule 2.02:	Subsidiaries
Schedule 2.04:	No Violation
Schedule 2.05:	Governmental Bodies; Consents—the Company
Schedule 2.06:	Capital Interests
Schedule 2.07(a):	Financial Statements
Schedule 2.07(b):	No Undisclosed Liabilities
Schedule 2.08:	Developments
Schedule 2.09(a):	Leased Real Property
Schedule 2.09(d):	Tangible Property
Schedule 2.10:	Taxes
Schedule 2.11:	Contracts
Schedule 2.12(a):	Intellectual Property
Schedule 2.13:	Litigation
Schedule 2.14(a):	Plans
Schedule 2.14(c):	Multiemployer Plans
Schedule 2.14(d):	Plan Compliance
Schedule 2.14(e):	Retirement Benefits
Schedule 2.15:	Insurance
Schedule 2.16:	Environmental
Schedule 2.17:	Broker Fees
Schedule 2.18:	Permits; Compliance with Laws
Schedule 2.19(c):	Union Agreements
Schedule 2.19(d):	Employee Termination
Schedule 2.19(e):	Employment Agreements
Schedule 2.19(g):	Employees
Schedule 2.20:	Affiliated Transactions
Schedule 2.21:	Customers
Schedule 2.22:	Suppliers
Schedule 2.23:	Accounts Receivable
Schedule 3.04:	Governmental Bodies; Consents—AQ Seller
Schedule 3.05:	Title to the Company Interests—AQ Seller
Schedule 4.04:	Governmental Bodies; Consents—Blocker Seller
Schedule 5.04:	Governmental Bodies; Consents—Blocker Corp
Schedule 5.05:	Title to the Company Interests—Blocker Corp
Schedule 5.08:	Taxes—Blocker Corp
Schedule 7.01:	Conduct of Business
Schedule 9.03(a):	Government Filings
Schedule 15.01(a):	Permitted Liens

v

EXHIBITS

Exhibit 1.02(a):	Net Working Capital
Exhibit 15.01(a):	Form of Escrow and Paying Agent Agreement
Exhibit 15.01(b):	Form of Trademark License Agreement
Exhibit 15.01(c):	Form of Transition Services Agreement

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of February 22, 2013, is made by and among (i) Aquilex Specialty Repair and Overhaul LLC, a Delaware limited liability company (the “Company”), (ii) Aquilex LLC, a Delaware limited liability company (“AQ Seller”), (iii) each of the other Persons set forth on the attached Schedule I in the column titled “Sellers” (each, a “Blocker Seller,” collectively, the “Blocker Sellers” and, together with AQ Seller, collectively, the “Sellers”), (iv) each of the Persons set forth on the attached Schedule I in the column titled “Blocker Corp” (each, a “Blocker Corp” and collectively, the “Blocker Corps”), and (v) Arbor-Crowley, Inc., a Delaware corporation (the “Purchaser”). AQ Seller joins this Agreement also as the initial Representative. AZZ incorporated, a Texas corporation and the direct holder of all of the issued and outstanding shares of the Purchaser’s capital stock (“AZZ”), joins this Agreement for purposes of Section 14.18. Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XV below.
WHEREAS, AQ Seller owns all of the outstanding limited liability company interests of the Company (the “Company Interests”);
WHEREAS, each Blocker Seller owns all of the issued and outstanding equity or partnership interests of the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I (collectively, the “Blocker Stock”);
WHEREAS, immediately prior to the Closing, (i) AQ Seller shall distribute all of the Company Interests that are to be held by the Blocker Corps as set forth on the attached Schedule I (collectively, the “Blocker Interests”) to Aquilex Intermediate Holdings LLC, a Delaware limited liability company and immediate 100% parent of AQ Seller (“AQ Intermediate”), (ii) AQ Intermediate shall distribute all of the Blocker Interests to Aquilex Holdings LLC, a Delaware limited liability company and immediate 100% parent of AQ Intermediate (“AQ Holdings”), and (iii) AQ Holdings shall distribute all of the Blocker Interests, directly or indirectly, to the Blocker Corps as set forth on the attached Schedule I ((i), (ii) and (iii), collectively, the “Distribution”); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) the Blocker Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Blocker Sellers, all of the Blocker Stock and (ii) AQ Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from AQ Seller, the Company Interests other than the Blocker Interests.
NOW, THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows.

ARTICLE I
PURCHASE AND SALE TRANSACTION; THE CLOSING; TRANSACTION PRICE ADJUSTMENT; ESCROW RELEASE
1.01    Purchase and Sale of the Blocker Stock and the Company Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Purchaser shall purchase from each Blocker Seller, and each Blocker Seller shall sell to the Purchaser, all of the Blocker Stock owned by such Blocker Seller, and (b) the Purchaser shall purchase from AQ Seller, and AQ Seller shall sell to the Purchaser, all of the Company Interests other than the Blocker Interests, in exchange for the consideration specified in Section 1.02.
1.02    Closing Cash Proceeds.
(a)    At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a completed copy of Schedule I and a written statement setting forth the Sellers’ good faith estimate of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (the “Estimated Cash”) and Transaction Expenses (the “Estimated Transaction Expenses”) based on the Company’s books and records and other information available at the Closing and calculated on a basis consistent with the definitions of Closing Net Working Capital (including Exhibit 1.02(a)), Closing Indebtedness, Closing Cash and Transaction Expenses and in accordance with GAAP consistently applied. During such period, the Purchaser shall be entitled to review the calculation of such estimates, and the Company shall permit the Purchaser and its representatives to have reasonable access to the books and records pertaining to the preparation of such estimates; provided that, for the avoidance of doubt, the Company’s estimates delivered pursuant to this Section 1.02(a) shall be used to determine the Closing Cash Proceeds.
(b)    As used herein, “Closing Cash Proceeds” means (i) Two Hundred and Fifty Million Dollars ($250,000,000.00) (the “Transaction Price”), minus (ii) the amount of Estimated Indebtedness, minus (iii) the Escrow Amount, minus (iv) the Representative Expense Holdback Amount, minus (v) the amount of Estimated Transaction Expenses, plus (vi) the amount of Estimated Cash, plus (vii) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital, and minus (viii) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital.
1.03    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically via email and/or facsimile (provided that if the Purchaser and the Representative mutually agree to a physical closing then the Closing shall occur on the Closing Date at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654) at 10:00 a.m. Central Time, on the third (3rd) Business Day following full satisfaction or due waiver (by the party entitled to the benefit of such condition) of the closing conditions set forth in ARTICLE IX (other than conditions that by their terms or nature are to be satisfied at the Closing). The date the Closing actually occurs is referred to herein as the “Closing Date.” On the Business Day immediately prior to the Closing Date, the Company, each of the Sellers, each of the Blocker Corps and the Purchaser shall conduct a pre-Closing, commencing at 10:00 a.m. Central Time, at which the Company, each of the Sellers, each of the Blocker Corps and the Purchaser shall present (via email or facsimile) for review by the other parties copies in execution form of all documents required to be delivered by such party at the Closing.
1.04    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing.
(a)    The Purchaser shall repay, or cause to be repaid, on behalf of the Company or AQ Seller, all amounts necessary to release the Liens upon the assets of the Company and its Subsidiaries under the Funded Indebtedness as set forth in lien release letters with respect to such Funded Indebtedness (the “Release Letters”) delivered to the Purchaser at least two (2) Business Days prior to the Closing Date which Release Letters will provide that upon receipt by the lenders of the amounts set forth in each such Release Letter, the Company and its Subsidiaries shall have no further obligations with respect to the applicable Funded Indebtedness, such amounts to be paid by wire transfer of immediately available funds to the account(s) designated to the Purchaser prior to the Closing by the holders of such Funded Indebtedness in the Release Letters.
(b)    The Purchaser shall deposit, or cause to be deposited, the Escrow Amount in the Escrow Account by wire transfer of immediately available funds to an account designated in writing to the Purchaser prior to the Closing by the Escrow Agent.
(c)    The Purchaser shall deliver, or cause to be delivered, to the Paying Agent for the benefit of the Representative, the Representative Expense Holdback Amount, by wire transfer of immediately available funds to an account designated in writing to the Purchaser prior to the Closing by the Paying Agent.
(d)    The Purchaser shall deliver, or cause to be delivered, to the Paying Agent, for the benefit of the Sellers, the Closing Cash Proceeds less the amount (the “Payoff Amount”), if any, by which the amount delivered in respect of Funded Indebtedness pursuant to Section 1.04(a) exceeds Estimated Indebtedness, by wire transfer of immediately available funds to an account designated in writing to the Purchaser prior to the Closing by the Paying Agent, such Closing Cash Proceeds to be delivered by the Paying Agent to each Seller in accordance with such Seller’s respective percentage set forth opposite such Seller’s name on the attached Schedule I (such Seller’s “Allocation Percentage”) based on a schedule provided to the Paying Agent by the Representative (with the portion of Closing Cash Proceeds distributable to AQ Seller being reduced by the Payoff Amount).
(e)    AQ Seller shall deliver to the Purchaser a duly executed assignment instrument transferring the Company Interests, other than the Blocker Interests, to the Purchaser.
(f)    Each Blocker Seller shall deliver to the Purchaser certificates, if applicable, duly endorsed in blank or with duly executed transfer powers attached or duly executed transfer instruments representing all of the issued and outstanding Blocker Stock of the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I (or, in the case of any lost, stolen or destroyed certificates with respect to any shares of Blocker Stock, an affidavit of lost certificate with respect to such shares of Blocker Stock).

(g)    The Purchaser shall pay, or cause to be paid, on behalf of the Company or AQ Seller, all Estimated Transaction Expenses to each Person who is owed a portion thereof as identified in writing, together with wire instructions, by the Company to the Purchaser prior to the Closing.
(h)    The Purchaser, the Company and the Sellers shall make such other deliveries as are required by ARTICLE IX.
1.05    Transaction Price Adjustments.
(a)    As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative (i) a balance sheet of the Company as of the time of the Closing on the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP consistently applied (provided that the Closing Balance Sheet need not contain footnote disclosures), and (ii) a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses on a basis consistent with the definitions of Closing Net Working Capital (including Exhibit 1.02(a)), Closing Indebtedness, Closing Cash and Transaction Expenses and in accordance with GAAP consistently applied. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses pursuant to this Section 1.05 is to measure changes (if any) in the amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses from the respective amounts estimated pursuant to Section 1.02(a) in order to determine the Purchaser Adjustment Amount or Seller Adjustment Amount, as the case may be, and that such processes are not intended to permit the introduction of principles, policies, practices, procedures, methodologies, classifications, methods, conventions, assumptions, judgments or estimation techniques in preparing the Closing Balance Sheet or the Closing Statement (or the amounts set forth therein), as the case may be, that are different from those used in the determination of the respective amounts estimated pursuant to Section 1.02(a) or that are not in accordance with GAAP consistently applied or as set forth on Exhibit 1.02(a). If the Closing Statement is not delivered to the Representative within sixty (60) days after the Closing Date, then the Company’s estimates delivered pursuant to Section 1.02(a) shall constitute the amounts for Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses and shall be final and binding upon, and non‑appealable, by the parties hereto.
(b)    During the sixty (60) days immediately following the Representative’s receipt of the Closing Balance Sheet and the Closing Statement and any period of dispute thereafter (as described in Section 1.05(c)) with respect to such Closing Balance Sheet or Closing Statement, the Company and the Purchaser shall reasonably assist the Representative and its representatives in the review of the Closing Balance Sheet and the Closing Statement (including by furnishing on a timely basis all information requested in writing by the Representative or its representatives necessary or useful in connection with such review and provide the Representative and its representatives reasonable access, during normal business hours, to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and relevant personnel of the Company and its Subsidiaries (including Company personnel responsible for accounting and finance, senior management and the Company’s accountants and advisors) for purposes of their review of the Closing Balance Sheet and the Closing Statement. The Purchaser agrees that following the Closing it will not, and it will cause the Company and its Subsidiaries not to, take any actions with respect to the books, records, policies and procedures of the Company or any of its Subsidiaries that would obstruct or prevent the preparation of the Closing Balance Sheet or the Closing Statement, or the Representative’s review of the foregoing, in each case, as provided in this Section 1.05.
(c)    If the Representative disagrees with any part of the Purchaser’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses as set forth in the Closing Statement, the Representative shall, within sixty (60) days after the Representative’s receipt of the Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses (an “Objection Notice”). If an Objection Notice is not delivered to the Purchaser within sixty (60) days after the Representative’s receipt of the Closing Statement, the Closing Statement shall be final and binding upon, and non-appealable by, the parties hereto. During the fifteen (15) days immediately following the delivery of an Objection Notice, or such longer period as the Representative and the Purchaser may agree in writing, the Representative and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Objection Notice, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by the Representative and the Purchaser. In the event that the Purchaser and the Representative resolve in writing all such disagreements, the amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses so agreed in writing by the Purchaser and the Representative shall be final and binding upon, and non-appealable by, the parties hereto. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within such fifteen (15) day period after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Representative shall submit such remaining disagreements to Ernst & Young LLP, or, in the event Ernst & Young LLP declines to accept engagement in connection herewith, such other nationally recognized certified public accounting firm as is acceptable to the Purchaser and the Representative (the “Accounting Firm”).
(d)    The Purchaser and the Representative shall cause the Accounting Firm to make a determination with respect to all remaining disagreements regarding the computation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses identified in the Objection Notice as soon as practicable and in any event within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in the Purchaser and the Representative’s respective calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses (as set forth on the Closing Statement or Objection Notice, as applicable) that are identified as being items and amounts to which the Purchaser’s and the Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party (as set forth on the Closing Statement or Objection Notice, as applicable). The Accounting Firm’s determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses shall be based solely on written materials submitted by the Purchaser and the Representative (i.e., not on the basis of an independent review) and in accordance with GAAP consistently applied and the guidelines and procedures set forth in this Agreement, including the definitions of “Net Working Capital” (including Exhibit 1.02(a)), “Indebtedness,” “Cash” and “Transaction Expenses.” The determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses by the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.
(e)    The costs and expenses of the Accounting Firm in determining Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses shall be borne by the Purchaser, on the one hand, and the Representative (from the Representative Expense Holdback Amount), on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if the Purchaser claims Closing Net Working Capital is $1,000 less than the amount determined by the Representative, and the Representative contests only $500 of the amount claimed by the Purchaser, and if the Accounting Firm ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Representative and 40% (i.e., 200 ÷ 500) to the Purchaser. In connection with its determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses, the Accounting Firm shall, pursuant to the terms of this Section 1.05(e), also determine the allocation of its fees and expenses between the Purchaser and the Representative, which determination shall be conclusive and binding upon the parties hereto.
(f)    Within five (5) Business Days after Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses are finally determined pursuant to this Section 1.05:
(i)    if the result of Closing Net Working Capital, plus Closing Cash, minus Closing Indebtedness, minus Transaction Expenses, in each case as finally determined pursuant to Section 1.05(c) or Section 1.05(d), is less than the result of Estimated Closing Net Working Capital, plus Estimated Cash, minus Estimated Indebtedness, minus Estimated Transaction Expenses, then the Sellers, jointly and severally, shall pay to the Purchaser an amount equal to such deficit (the “Purchaser Adjustment Amount”) (and for the avoidance of doubt, the Purchaser Adjustment Amount will not be paid out of or reduce the Escrow Account);
(ii)    if the result of Closing Net Working Capital, plus Closing Cash, minus Closing Indebtedness, minus Transaction Expenses, in each case as finally determined pursuant to Section 1.05(c) or Section 1.05(d), is greater than the result of Estimated Closing Net Working Capital, plus Estimated Cash, minus Estimated Indebtedness, minus Estimated Transaction Expenses, then the Purchaser shall, or shall cause the Company to, pay to the Paying Agent, for the benefit of the Sellers, an amount equal to such excess (the “Seller Adjustment Amount”), to be further delivered by the Paying Agent to each Seller in accordance with its respective Allocation Percentage; and

(iii)    any payment to be made pursuant to this Section 1.05(f) (the “Purchase Price Adjustments”) shall (y) be treated by all parties for tax purposes as adjustments to the Transaction Price and (z) be made by wire transfer of immediately available funds to, as applicable, the account(s) designated in writing by the Purchaser prior to such payment or the account(s) designated in writing by the Paying Agent prior to such payment for the benefit of the Sellers, as applicable.
(g)    The parties agree that the adjustments to Estimated Closing Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses provided for in this Section 1.05, and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed by this Section 1.05. The payment of any adjustment to the Transaction Price pursuant to this Section 1.05 shall not be considered a breach of any representation, warranty or other provision of this Agreement or any document delivered pursuant to this Agreement. None of the parties hereto nor any of their respective Affiliates or representatives shall make any claim in respect of the determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses other than in accordance with and as set forth in this Section 1.05.
(h)    The parties agree that (i) the Representative and any of the Sellers and their Affiliates may engage PricewaterhouseCoopers LLP and its Affiliates to advise or represent them in connection with the determination of any Purchase Price Adjustment and the matters addressed by this Section 1.05 and (ii) the Purchaser and its Affiliates may engage BDO USA, LLP and its Affiliates to advise or represent it in connection with the determination of any Purchase Price Adjustment and the matters addressed by this Section 1.05. Each party will enter into such waivers, indemnities and other agreements as PricewaterhouseCoopers LLP or BDO USA, LLP or each of their respective Affiliates, as the case may be, shall reasonably require to permit PricewaterhouseCoopers LLP, BDO USA, LLP and each of their respective Affiliates, as the case may be, to provide such advice or representation.
1.06    Release of Escrow Amount. Following the Escrow Termination Date, the Escrow Amount shall be released from the Escrow Account in accordance with the terms of the Escrow and Paying Agent Agreement, which will provide also that 50% of the Escrow Amount will be released from the Escrow Account to the Sellers on the date that is nine (9) months following the Closing Date.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this ARTICLE II are correct as of the date of this Agreement and as of the Closing, except, subject to Section 14.09, as set forth in the applicable schedules attached to this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).

2.01    Organization and Power.
(c)    The Company is a limited liability company duly organized, validly existing and in good standing under the DLLCA, each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and each of the Company and its Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(d)    Each of the Company and its Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected be material to the Company and its Subsidiaries taken as a whole.
(e)    Complete and correct copies of the certificate of formation, limited liability company agreement or equivalent organizational documents of the Company and its Subsidiaries, in each case as in effect as of the date hereof, have been made available to the Purchaser.
2.02    Subsidiaries. Except as set forth on Schedule 2.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.
2.03    Authorization. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
2.04    No Violation. Except as set forth on Schedule 2.04, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not: (a) violate the certificate of formation, limited liability company agreement or equivalent organizational documents of the Company or any of its Subsidiaries; (b) violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound; or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries under, any Lease or agreement listed on Schedule 2.11; except, in each case of clauses (b) and (c), for any such violations, breaches, defaults or other occurrences that are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
2.05    Governmental Bodies; Consents. Except as set forth on Schedule 2.05, the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Company and its Subsidiaries taken as a whole or (d) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.
2.06    Capital Interests. The authorized and outstanding limited liability company interests or other equity interests of the Company and each of its Subsidiaries are as set forth on Schedule 2.06. All of the outstanding limited liability company interests or other equity interests of the Company and its Subsidiaries have been validly issued and are fully paid and non-assessable. Except as set forth in the first sentence of this Section 2.06, there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any limited liability company interests or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company interests or other equity interests, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to any limited liability company interests or other equity interests of the Company or any of its Subsidiaries. The Company or one or more of its Subsidiaries own all of the outstanding limited liability company interests or other equity interests of its Subsidiaries free and clear of all Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company Interests constitute all of the outstanding limited liability company or other equity interests of the Company.
2.07    Financial Statements; No Undisclosed Liabilities.
(a)    Attached to Schedule 2.07(a) are: (i) the Company’s unaudited consolidated balance sheet as of December 31, 2012 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the twelve (12) month period then ended, and (ii) the Company’s audited consolidated balance sheets as of, and the related statements of income and cash flows for the fiscal years ended, December 31, 2010 and December 31, 2011 (collectively, the “Financial Statements” and the balance sheet as of December 31, 2011 included therewith, the “Latest Audited Balance Sheet”)). Except as set forth on Schedule 2.07(a), the Financial Statements have been prepared, in each case, in conformity in all material respects with GAAP consistently applied and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein in accordance with GAAP consistently applied, subject in the case of the unaudited financial statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from normal year end adjustments (which are expected to be consistent with past practice).
(b)    Except as set forth on Schedule 2.07(b), the Company and its Subsidiaries do not have any liabilities or obligations of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP consistently applied (collectively, “Liabilities”), except (i) Liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement, (iv) Liabilities to be included in the computation of Closing Indebtedness or Closing Net Working Capital and (v) other Liabilities which would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. This representation will not be deemed breached solely as a result of a change in applicable Law, the Code or GAAP after the Closing. No representation or warranty is made under this Section 2.07(b) with respect to Taxes, employee benefits matters or environmental matters, which are covered exclusively by Section 2.10, Section 2.14 and Section 2.16, respectively.
2.08    Absence of Certain Developments. Except as set forth on Schedule 2.08, since the date of the Latest Balance Sheet to the date hereof, there has not occurred any event, occurrence, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, and except as set forth on the Schedule 2.08 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has:
(a)    amended or modified its certificate of formation or limited liability company agreement (or other organizational or governance documents);
(b)    issued or sold any of its limited liability company interests or other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind or granted phantom stock or other similar rights with respect to its limited liability company interests or other equity interests;
(c)    planned, announced, implemented or effected any reduction in force, lay off, early retirement program, severance program or other program or effort concerning the termination of employment of employees, in each case, that is material to the Company and its Subsidiaries taken as a whole;
(d)    (i) made or granted any material bonus or any material compensation or salary increase to any former or current employee receiving (before or after such increase) base compensation in excess of $150,000 per annum, except in the ordinary course of business, or (ii) made or granted any material increase in or terminated any existing Plan or adopted any new Plan, except in the ordinary course of business;

(e)    adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(f)    subjected any portion of its properties or assets that is material to the Company and its Subsidiaries taken as a whole to any Lien, except for Permitted Liens;
(g)    made any material change in its accounting methods, principles or practices, except as may be required by Law, regulatory accounting requirements or GAAP, or made any material election relating to Taxes, in each case, except as may be required by GAAP, the Code or applicable Law;
(h)    made any acquisition of all or substantially all of the assets, properties, capital stock or business of any other Person, whether by merger, stock or asset purchase;
(i)    sold, leased, assigned, transferred or otherwise disposed of, or caused to be subject to any Lien (other than a Permitted Lien), any of the Company’s or any Subsidiary’s assets, securities, properties, interests or businesses, except for (A) sales of inventory and dispositions of obsolete assets in the ordinary course of business consistent with past practice and (B) the transactions contemplated by the Distribution;
(j)    made any loans or advances to, or assumed, guaranteed or endorsed the Indebtedness of, any Persons, except to employees and extensions of credit to customers, in each case, in the ordinary course of business consistent with past practice;
(k)    terminated, or received written notice of termination of, any agreement listed or that would be required to be listed on Schedule 2.11, other than pursuant to the anticipated expiration of the term of any such agreement or arrangement;
(l)    suffered any material casualty, loss, damage or destruction (whether or not covered by insurance) of any of its assets in excess of $50,000 in any individual case or $500,000 in the aggregate;
(m)    made any commitment to make any material capital expenditures, other than in the ordinary course of business or as contemplated by the 2013 Budget;
(n)    failed to maintain its books, accounts and records in the usual, regular and ordinary course of business in all material respects;
(o)    cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $250,000 and outside the ordinary course of business, or cancelled or forgave any material Indebtedness owed to the Company or any of its Subsidiaries (other than with respect to its Affiliates); or
(p)    agreed or committed in writing to do any of the foregoing.

2.09    Title to Properties.
(a)    Schedule 2.09(a) contains a list of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”) and the agreements pursuant to which such Leased Real Property is leased (the “Leases”). Except as set forth on Schedule 2.09(a), the Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company has made available to the Purchaser a true and complete copy of each of the Leases (including all amendments thereto). Except as set forth in Schedule 2.09(a), with respect to each of the Leases, neither the Company nor its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. With respect to the Leased Real Property, neither the Company nor its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(b)    Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(c)    The Company and its Subsidiaries own good title to, or hold a valid leasehold interest in, all of the material tangible property used by them in the conduct of their business as now conducted, free and clear of all Liens, except for Permitted Liens and as contemplated by the Transition Services Agreement and the Trademark License Agreement, other than any failure to own or hold such tangible property that is not material to the Company and its Subsidiaries taken as a whole.
(d)    All of the material tangible property used by the Company and its Subsidiaries in the conduct of their business is in adequate operating condition and repair in all material respects to be usable in the ordinary course of business, subject to ordinary wear and tear. Except as set forth on Schedule 2.09(d), such property constitutes all material tangible and intangible assets and material rights necessary to operate the business of the Company and its Subsidiaries in a manner consistent in all material respects with the manner in which such business is conducted as of the date hereof. This Section 2.14(d) contains the sole and exclusive representations and warranties of the Company with respect to the condition of the material tangible property used by the Company and its Subsidiaries in the conduct of their business and the sufficiency of such material tangible and intangible assets for such operation of such business.
2.10    Tax Matters. Except as set forth on Schedule 2.10, since January 1, 2010, (a) the Company and its Subsidiaries have filed all material Tax Returns that are required to be filed by them and paid all material Taxes (whether or not shown as due and owning thereon), other than Taxes that are not yet due and payable or Taxes that are being contested in good faith; (b) all such Tax Returns were true, correct, and complete in all material respects; (c) all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any Person have been withheld and paid and all Forms W-2 and 1099 required with respect thereto have been property completed and timely filed; (d) no deficiency or proposed adjustment which has not been paid or resolved for any amount of material Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (e) neither the Company nor any of its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (f) there are no ongoing or pending Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (g) no written claim has been received by the Company or any of its Subsidiaries from a taxing authority of any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (h) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, (j) neither the Company nor any its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was the Company or its Subsidiaries, or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor; (k) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Section 6707A of the Code; (l) neither the Company nor any of its Subsidiaries has waived any statutory period of limitations for the assessment of any material Tax, which such period remains open; (m) to the knowledge of the Company, no power of attorney that is currently in force has been granted by the Company with respect to Taxes that could affect the Company; and (n) the Company and each of its Subsidiaries currently is and has been since February 3, 2012 disregarded as an entity separate from AQ Holdings for U.S. federal income tax purposes. This Section 2.10 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.
2.11    Contracts.
(a)    Except as set forth on Schedule 2.11 neither the Company nor any of its Subsidiaries is a party to any:
(i)    collective bargaining agreement with any labor union;
(ii)    stock purchase, stock option or similar plan;
(iii)    agreement for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $100,000 per annum that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $100,000 or less;
(iv)    agreement under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others (other than intercompany Indebtedness among the Company and its Subsidiaries, guarantees of indebtedness of the Company or any of its Subsidiaries, endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales agreements, in each case in the ordinary course of business consistent with past practice);

(v)    material license of any material Intellectual Property, which license is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $100,000 or less (other than licenses of commercially available, off-the-shelf software and other than licenses entered into in the ordinary course of business);
(vi)    lease or other agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $100,000 or less;
(vii)    lease or other agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000 that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $100,000 or less;
(viii)    agreement or group of related agreements with the same party for the purchase of products or services, in either case, under which the aggregate gross revenue or payments, as applicable, for such products and services during the twelve-month period ending on the date of the Latest Balance Sheet exceeded $1,000,000;
(ix)    agreement that materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world;
(x)    agreement relating to any acquisition or disposition by the Company or any of its Subsidiaries of any material assets or properties of the Company or any of its Subsidiaries (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) or any merger, consolidation or similar business combination transaction pursuant to which the Company has an outstanding obligation to pay any purchase price thereunder;
(xi)    agreement that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;
(xii)    agreement relating to any joint venture, partnership or strategic alliance;
(xiii)    agreement for material management service, consulting, financial advisory or any other similar services;
(xiv)    any other agreement requiring payment by the Company or any of its Subsidiaries in excess of $1,000,000; and
(xv)    agreement in writing to enter into any of the foregoing.
(b)    Each of the agreements listed on Schedule 2.11 and each of the Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the knowledge of the Company, each of the other parties thereto. Neither the Company nor any of its Subsidiaries, as applicable, is in material default, or is alleged in writing by the counterparty thereto to have breached or to be in material default, under any Lease or agreement listed on Schedule 2.11, and, to the knowledge of the Company, the other party to each Lease or each of the agreements listed on Schedule 2.11 is not in material default thereunder. The Company has made available to the Purchaser complete and correct copies of all agreements required to be listed on Schedule 2.11 and all Leases, each as amended to date. None of the agreements listed or required to be listed on Schedule 2.11 or any of the Leases has been canceled or otherwise terminated, and neither the Company, nor its Subsidiaries, has received any written notice from any Person regarding any such cancellation or termination.
2.12    Intellectual Property.
(a)    Schedule 2.12(a) sets forth a true and complete list of all Intellectual Property that is registered, filed or issued under the authority of any Governmental Body, and all applications for Intellectual Property, in each case that is owned by the Company or one or more of its Subsidiaries (collectively, “Company Intellectual Property”). Except as set forth on Schedule 2.12(a), the Company or one or more of its Subsidiaries own the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, except as is not material to the Company and its Subsidiaries taken as a whole.
(b)    To the knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ respective businesses infringes, misappropriates or otherwise violates any Intellectual Property of any other Person.
(c)    To the knowledge of the Company no third party infringes, misappropriates or otherwise violates any of the Company Intellectual Property. The Company has used efforts that are reasonable under the circumstances to maintain the secrecy of its material trade secrets, except where as is not material to the Company and its Subsidiaries taken as a whole.
(d)    To the knowledge of the Company, all of the issued patents and registered trademarks that constitute Company Intellectual Property are valid, subsisting and enforceable. Except for office actions issued in the ordinary course of prosecution by the United States Patent and Trademark Office or analogous foreign Governmental Body, since January 1, 2011, no claim by any third party contesting the validity or enforceability of any of the Company Intellectual Property has been made or has been threatened, in each case in writing.
2.13    Litigation. Except as set forth on Schedule 2.13, there are no actions, suits or proceedings pending, or, to the knowledge of the Company, threatened, against or by the Company or any of its Subsidiaries, or, as to matters related to the Company, pending, or, to the knowledge of the Company, threatened, against any officer, director, manager, member or vice president or above level employee of the Company (in each case, in their respective capacities as such and of which the Company and its Subsidiaries have notice), at law or in equity, or before or by any Governmental Body, other than any action, suit or proceeding where no injunctive or equitable relief is sought and where, if adversely determined, the monetary damages are covered by insurance. Except as set forth on Schedule 2.13, neither the Company nor any of its Subsidiaries is, or since January 1, 2011 has been, subject to any outstanding adverse judgment, order or decree of any Governmental Body. With respect to the business of the Company and except as disclosed in

Schedule 2.13, since January 1, 2011, to the knowledge of the Company, none of the Company, any of its Subsidiaries or any officer, director, manager, member or vice president level or above employee of the Company (in each case, in their respective capacities as such and of which the Company and its Subsidiaries have notice) has received or been the subject of any written legal demand letter, administrative inquiry or formal complaint or written legal claim from any Governmental Body, rating agency or other Person that includes any allegations alleging any material violation of Law applicable to the Company or any of its Subsidiaries by the Company.
2.14    Employee Benefit Plans.
(a)    Schedule 2.14(a) includes a true and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries (collectively, the “Group”):
(i)    each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, but not including any “multiemployer plan” within the meaning of Section 3(37) of ERISA); and
(ii)    each equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, and each other material employee benefit plan, agreement, arrangement, program or policy which is not described in Section 2.14(a)(i).
(b)    True, correct and complete copies of each of the Plans, and related trusts, if applicable, have been furnished or made available to Purchaser. There has also been furnished or made available to Purchaser, with respect to each Plan and to the extent applicable: (i) the three most recent annual or other reports filed with each Governmental Body, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, scheme booklet and all announcements, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Laws and (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service, and any equivalent document issued by any other Governmental Body, and any outstanding determination letter application.
(c)    Except as otherwise set forth on Schedule 2.14(c), no member of the Group contributes to or has any obligation to contribute to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(d)    Except as otherwise set forth on Schedule 2.14(d):

(i)    Each member of the Group is in compliance with all material obligations, whether arising by operation of any Laws or by contract, required to be performed by them in connection with the Plans;
(ii)    (A) all material reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Bodies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner and (B) each Plan has been documented, operated and administered in compliance with its governing documents and applicable Laws in all material respects;
(iii)    each of the Plans intended to be qualified under Section 401(a) of the Code is maintained pursuant to a prototype document approved by the Internal Revenue Service for which a separate determination letter is not required, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status;
(iv)    there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Plans or their assets;
(v)    all contributions required to be made to the Plans by the Company or any of its Subsidiaries since January 1, 2010 pursuant to their terms and provisions or pursuant to applicable Laws have been made timely in all material respects, except for such failures to so make such contributions in an aggregate amount that does not exceed $100,000;
(vi)    to the knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Body; and
(vii)    the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (C) increase the amount payable under or result in any other material obligation pursuant to any Plan.
(e)    Except as otherwise set forth on Schedule 2.14(e) and except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or agreement listed on Schedule 2.14(a) provides retiree medical or retiree life insurance benefits to any Person.
(f)    This Section 2.14 contains the sole and exclusive representations and warranties of the Company with respect to employee benefit matters.
2.15    Insurance. Schedule 2.15 sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel that is material to the Company and its Subsidiaries taken as a whole. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage has been received with respect to any such insurance policy and (b) none of the Company and its Subsidiaries has received a notice of non-renewal from any of its insurers. Except as set forth in Schedule 2.15, since January 1, 2011, neither the Company nor any of its Subsidiaries has been subject to any retroactive upward adjustment in premiums under any such insurance policies other than renewals and increases in premiums in the ordinary course of business. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and no written threat has been made or written notice received by the Company to cancel any insurance policy of the Company during such period.
2.16    Environmental Matters.
(a)    Except as set forth on Schedule 2.16, to the knowledge of the Company:
(i)    The Company and each of its Subsidiaries are, and have since January 1, 2010 been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all permits, licenses and authorizations required under Environmental Laws that are material to the operations of the Company and its Subsidiaries taken as a whole as currently conducted.
(ii)    Neither the Company nor any of its Subsidiaries has since January 1, 2010 received written notice from any Governmental Body regarding any actual or alleged violation of or liability under Environmental Laws that is material to the Company and its Subsidiaries taken as a whole.
(iii)    No Hazardous Substance has been released by the Company or its Subsidiaries at any Leased Real Property in violation of any Environmental Law or which has imposed legal obligations on the Company or its Subsidiaries under any Environmental Laws, except for such release or violation that is not material to the Company and its Subsidiaries taken as a whole.
(iv)    Neither the Company nor any of its Subsidiaries has ever conducted or funded any investigation, cleanup, or remedial action, or has ever agreed to assume the liability of any other Person (including without limitation agreements to indemnify or hold harmless any such other Person), with respect to any release of a Hazardous Substance at any Leased Real Property, except for such investigation, cleanup, remedial action, or liability that is not material to the Company and its Subsidiaries taken as a whole.
(v)    There are no actions, lawsuits, claims, or proceedings pending or threatened by any Person against or relating to the Company or any of its Subsidiaries either (A) pursuant to an Environmental Law, or (B) arising from the release of a Hazardous Substance at any Leased Real Property, except for such actions, lawsuits, claims or proceedings that are not material to the Company and its Subsidiaries taken as a whole.

(vi)    The Company has provided Purchaser copies of all material written environmental, health or safety assessments, audits, investigations, and sampling reports prepared by a third party at the Company’s or any of its Subsidiaries’ direction and in the possession of the Company or any of its Subsidiaries.
(b)    This Section 2.16 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health and safety matters, including any arising under any Environmental Law or with respect to any Hazardous Substance.
2.17    Broker Fees. Except as set forth on Schedule 2.17, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary and is entitled to a fee or commission in connection with the transactions contemplated by this Agreement from the Company or any Subsidiary.
2.18    Permits; Compliance with Laws. Except as set forth on Schedule 2.18:
(a)    Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations that are material to the Company and its Subsidiaries taken as a whole (the “Permits”) required to be held connection with the conduct of its business under all domestic or foreign federal, state and local Laws. All of the Permits are valid and in full force and effect and, to the Company’s knowledge, none of the Permits are reasonably expected to be terminated as a result of or in connection with the consummation of the transactions contemplated by this Agreement.
(b)    The Company and its Subsidiaries are, and have been since January 1, 2011, in compliance, in all material respects, with all applicable Laws, regulations, orders, writs, injunctions and decrees of any Governmental Body having jurisdiction over them that are, in each case, material to the Company and its Subsidiaries taken as a whole, and since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such Laws, regulations, orders, writs, injunctions or decrees. No investigation by any Government Body with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, and since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice of any such investigation, except, in each case, for any such investigation that, if adversely determined, would not be material to the Company and its Subsidiaries taken as a whole.
2.19    Employees.
(a)    The Company and its Subsidiaries are, and, since January 1, 2010 have been, in compliance in all material respects with all applicable Laws relating to the employment of labor.
(b)    No employment-related legal proceedings, charges, complaints, grievances, investigations, audits or similar actions have been commenced with respect to the Company or any of its Subsidiaries under any applicable employment-related Laws (including before the U.S. Equal Employment Opportunity Commission, National Labor Relations Board or any similar foreign, state or local body) and, to the knowledge of the Company, no proceedings, charges, complaints, grievances, investigations, audits or similar actions are threatened under any such Laws and, to the knowledge of the Company, the Company and its Subsidiaries are not subject to any order, settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Body, relating to claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment and contractor classification and immigration). Since January 1, 2010, no Governmental Body has issued (and, to the knowledge of the Company, none of the Company or any of its Subsidiaries is subject to) any judgment, order, decree or finding with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration) of the Company or any of its Subsidiaries.
(c)    Except as listed on Schedule 2.19(c), neither the Company nor any of its Subsidiaries are a party to, nor bound by, the terms of any collective bargaining agreement or any other agreement with any labor union or representative of employees. To the knowledge of the Company, during the last five years, neither the Company nor any of its Subsidiaries have experienced any union organizing or decertification activities, strikes, work stoppage, slowdowns, picketing or other material labor disputes, and, to the knowledge of the Company, no such activities or disputes are underway or threatened. There is no material grievance, arbitration or other legal proceeding arising out of any collective bargaining agreement or employment relationship pending, or, to the knowledge of the Company, threatened. No petition raising any question concerning representation as to any collective bargaining representative concerning any employee of the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened by any labor organization and no labor union or representative thereof claims to or, to the knowledge of the Company, is seeking to represent such employees not currently union represented.
(d)    Except as listed on Schedule 2.19(d), as of the date of this Agreement, no officer or management employee of the Company or any of its Subsidiaries has provided notice of termination of employment or to the knowledge of the Company, expressed his or her intention to terminate employment with the Company or such of its Subsidiaries, as applicable.
(e)    Except as listed on Schedule 2.19(e), there are no individual employment agreements or other agreements, practices, policies, or other representations, whether written or oral, which have been made to any employee of the Company or any of its Subsidiaries that commit Purchaser to retain them as employees for any period of time subsequent to the Closing, or that are, in any way inconsistent with their possible future status with the Purchaser as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by law or any applicable collective bargaining agreement.
(f)    Since January 1, 2010, the Company has not implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).
(g)    Schedule 2.19(g) identifies the name, job title and original hire date of each employee of the Company and its Subsidiaries, in each case, as of February 21, 2013.

(h)    This Section 2.19 contains the sole and exclusive representations and warranties of the Company with respect to labor and employment-related matters.
2.20    Affiliated Transactions. Except as set forth on Schedule 2.20, none of the Sellers or any officer or director of the Company or any of its Subsidiaries (a) is a party to any agreement or transaction with the Company or its Subsidiaries having a potential or actual value or a contingent or actual liability exceeding $150,000, other than (i) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course of business consistent with past practice and (ii) the Plans, (b) has any interest in any material property used by the Company or its Subsidiaries or (c) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business, as a material supplier or customer of the Company or any of its Subsidiaries.
2.21    Customers. Schedule 2.21 sets forth the name of each of the top ten customers of the Company and its Subsidiaries (on a consolidated basis) by revenue for the twelve months ended as of December 31, 2012 (the “Customers”). Except as set forth on Schedule 2.21, within the last twelve months immediately preceding the date hereof, other than with respect to agreements or arrangements which by their terms have expired or for which no election to renew was made, no such Customer has (i) canceled or otherwise terminated its relationship with the Company or its Subsidiaries, (ii) materially decreased its usage of the services of the Company or its Subsidiaries or (iii) to the knowledge of the Company, communicated in writing to the Company any specific plan or intention to decrease its usage of the services of the Company or its Subsidiaries.
2.22    Suppliers. Schedule 2.22 sets forth the name of each of the top ten suppliers to the Company and its Subsidiaries (on a consolidated basis) by expense for the twelve months ended as of December 31, 2012 (the “Suppliers”). Except as set forth on Schedule 2.22, within the last twelve months immediately preceding the date hereof, other than with respect to agreements or arrangements which by their terms have expired or for which no election to renew was made, none of the Suppliers has (i) canceled or otherwise terminated its relationship with the Company or its Subsidiaries, (ii) materially decreased its services, supplies or materials to the Company or its Subsidiaries or (iii) to the knowledge of the Company, communicated in writing any specific plan or intention to decrease its services, supplies or materials to the Company or its Subsidiaries.
2.23    Accounts Receivable. Except as disclosed in Schedule 2.23, each of the accounts receivable arose in the ordinary course of business of the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, represents the genuine, valid and legally enforceable indebtedness of the account debtor.
2.24    Certain Business Practices. The Company and each of its Subsidiaries is, and during all times since January 1, 2010 has been, in compliance with (a) the obligations and requirements of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including the anti-bribery provisions and the accounting and record-keeping requirements set forth in the FCPA, (b) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions and (c) all other similar or equivalent anti-corruption or anti-bribery laws of any jurisdiction applicable to the Company or any of its Subsidiaries (whether by virtue of the Company’s or any of its Subsidiaries’ jurisdiction of organization or conduct of its business).
2.25    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE II, the Purchaser acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Purchaser or any of its Affiliates or representatives.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AQ SELLER
AQ Seller represents and warrants to Purchaser that the statements in this ARTICLE III are correct as of the date of this Agreement and as of the Closing, except, subject to Section 14.09, as set forth in the applicable Disclosure Schedules.
3.01    Organization and Power. AQ Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
3.02    Authorization. The execution, delivery and performance of this Agreement by AQ Seller, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite limited liability company action of AQ Seller, and no other limited liability company proceedings on the part of AQ Seller are necessary to authorize the execution, delivery or performance of this Agreement by AQ Seller. This Agreement has been duly and validly executed and delivered by AQ Seller, and this Agreement constitutes a valid and binding obligation of AQ Seller, enforceable against AQ Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
3.03    No Violation. AQ Seller is not subject to or obligated under its certificate of formation or limited liability company agreement, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, that will be breached or violated in any material respect by AQ Seller’s performance of this Agreement, except for any such breaches or violations that will not prevent or materially delay the ability of AQ Seller to consummate the transactions contemplated hereby.
3.04    Governmental Bodies; Consents. Except as described in Schedule 3.04, AQ Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body for the consummation of the transactions contemplated by this Agreement, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, will not prevent or materially delay the ability of AQ Seller to consummate the transactions contemplated hereby or (d) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.

3.05    Title to the Company Interests. As of the date of this Agreement, AQ Seller has good and marketable title to, and is the record and beneficial owner of, all of the Company Interests, and, as of immediately prior to the Closing and following the Distribution, AQ Seller will have good and marketable title to, and will be the record and beneficial owner of, all of the Company Interests other than the Blocker Interests, in each case, free and clear of all Liens other than Permitted Liens. There are no outstanding options, warrants, call or other rights or agreements to which AQ Seller is a party requiring AQ Seller to sell or transfer its Company Interests to any Person other than as provided in this Agreement. Except as set forth on Schedule 3.05, AQ Seller is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Company Interests.
3.06    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, the Purchaser acknowledges that neither AQ Seller nor any other Person on behalf of AQ Seller makes any other express or implied representation or warranty with respect to AQ Seller or any of its Subsidiaries or with respect to any other information provided to the Purchaser or any of its Affiliates or representatives.
ARTICLE IV

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH BLOCKER SELLER
Each Blocker Seller, individually and not jointly and severally, represents and warrants to the Purchaser that the statements in this ARTICLE IV are correct as of the date of this Agreement and as of the Closing, except, subject to Section 14.09, as set forth in the applicable Disclosure Schedules.
4.01    Organization and Power. Such Blocker Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
4.02    Authorization. The execution, delivery and performance of this Agreement by such Blocker Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action of such Blocker Seller, and no other proceedings on the part of such Blocker Seller are necessary to authorize the execution, delivery or performance of this Agreement by such Blocker Seller. This Agreement has been duly and validly executed and delivered by such Blocker Seller, and this Agreement constitutes a valid and binding obligation of such Blocker Seller, enforceable against such Blocker Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
4.03    No Violation. Such Blocker Seller is not subject to or obligated under its respective certificate of incorporation or bylaws (or equivalent organizational documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, that will be breached or violated in any material respect by such Blocker Seller’s performance of this Agreement, except for any such breaches or violations that will not prevent or materially delay the ability of such

Blocker Seller to consummate the transactions contemplated hereby.
4.04    Governmental Bodies; Consents. Except as described in Schedule 4.04, such Blocker Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body for the consummation of the transactions contemplated by this Agreement, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, will not prevent or materially delay the ability of such Blocker Seller to consummate the transactions contemplated hereby or (d) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.
4.05    Title to the Blocker Stock. Such Blocker Seller has good and marketable title to, and is the record and beneficial owner of, all of the Blocker Stock of the Blocker Corp set forth opposite its name on Schedule I attached to this Agreement free and clear of all Liens other than Permitted Liens. There are no outstanding options, warrants, call or other rights or agreements to which such Blocker Seller is a party requiring such Blocker Seller to sell or transfer its Blocker Stock to any Person other than as provided in this Agreement. Such Blocker Seller is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Blocker Stock.
4.06    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, the Purchaser acknowledges that neither such Blocker Seller nor any other Person on behalf of such Blocker Seller makes any other express or implied representation or warranty with respect to such Blocker Seller or any of its Subsidiaries or with respect to any other information provided to the Purchaser or any of its Affiliates or representatives.
ARTICLE V

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH BLOCKER CORP
Each Blocker Corp, individually and not jointly and severally, represents and warrants to the Purchaser that the statements in this ARTICLE V are correct as of the date of this Agreement and as of the Closing, except, subject to Section 14.09, as set forth in the applicable Disclosure Schedules.
5.01    Organization and Power. Such Blocker Corp has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Blocker Corp is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of the state of its formation.
5.02    Authorization. The execution, delivery and performance of this Agreement by such Blocker Corp and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company or limited partnership, as applicable, action of such Blocker Corp, and no other proceedings on the part of such Blocker Corp are necessary to authorize the execution, delivery or performance of this Agreement by such Blocker Corp. This

Agreement has been duly and validly executed and delivered by such Blocker Corp, and this Agreement constitutes a valid and binding obligation of such Blocker Corp, enforceable against such Blocker Corp in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
5.03    No Violation. Such Blocker Corp is not subject to or obligated under its respective certificate of formation, partnership agreement, limited liability company agreement or other organizational documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, that will be breached or violated in any material respect by such Blocker Corp’s performance of this Agreement, except for any such breaches or violations that will not prevent or materially delay the ability of such Blocker Corp to consummate the transactions contemplated hereby.
5.04    Governmental Bodies; Consents. Except as described in Schedule 5.04, such Blocker Corp is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body for the consummation of the transactions contemplated by this Agreement, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, will not be material to such Blocker Corp taken as a whole or (d) as may be necessary as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.
5.05    Title to the Company Interests. As of immediately prior to the Closing and following the Distribution, such Blocker Corp shall have good and marketable titled to, and shall be the record and beneficial owner of, all of the Company Interests set forth opposite its name on Schedule I attached to this Agreement, free and clear of all Liens other than Permitted Liens. There are no outstanding options, warrants, call or other rights or agreements to which such Blocker Corp is a party requiring such Blocker Corp to sell or transfer its Blocker Interests to any Person other than as provided in this Agreement. Except as set forth on Schedule 5.05, such Blocker Corp is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Blocker Interests.
5.06    Capitalization. The Blocker Stock set forth opposite such Blocker Corp’s name on the attached Schedule I represents all of the issued, outstanding and authorized equity securities of such Blocker Corp.
5.07    Single Purpose Entity. Such Blocker Corp was created as a single purpose entity taxed as a corporation under federal law and the laws of the state of its formation and is in good standing under its jurisdiction of formation. The sole activity of such Blocker Corp since its inception has consisted of directly or indirectly owning equity interests in AQ Holdings and its Subsidiaries (including the Company). As of immediately prior to the Closing and following the Distribution, the sole assets of such Blocker Corp shall consist of its corporate records and its Company Interests.

5.08    Taxes. Except as set forth on Schedule 5.08, (a) such Blocker Corp has filed all material Tax Returns that are required to be filed by it and paid all material Taxes (whether or not shown as due and owning thereon), other than Taxes that are not yet due and payable or Taxes that are being contested in good faith; (b) such Blocker Corp has no unpaid liability for income Taxes with respect to any Pre-Closing Tax Period; (c) all such Tax Returns were true, correct, and complete in all material respects; (d) all material Taxes which such Blocker Corp is obligated to withhold from amounts owing to any Person have been withheld and paid and all Forms W-2 and 1099 required with respect thereto have been property completed and timely filed; (e) no deficiency or proposed adjustment which has not been paid or resolved for any amount of material Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against such Blocker Corp; (f) such Blocker Corp has not consented to extend the time in which any material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (g) there are no ongoing or pending Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body against such Blocker Corp; (h) no written claim has been received by such Blocker Corp from a taxing authority of any Governmental Body in a jurisdiction where such Blocker Corp does not file Tax Returns that such Blocker Corp is or may be subject to taxation by that jurisdiction; (i) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of such Blocker Corp, except for Permitted Liens, (j) such Blocker Corp is not a party to or bound by any Tax allocation or sharing agreement, (k) such Blocker Corp (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was such Blocker Corp, or (ii) has no liability for the Taxes of any Person (other than such Blocker Corp) under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor; (m) such Blocker Corp has not participated in any “listed transaction” as defined in Section 6707A of the Code; (n) such Blocker Corp has not waived any statutory period of limitations for the assessment of any material Tax, which such period remains open; (o) such Blocker Corp has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (p) each Plan of such Blocker Corp that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code; (q) to the knowledge of such Blocker Corp, no power of attorney that is currently in force has been granted by such Blocker Corp with respect to Taxes that could affect the Blocker Corp; and (r) such Blocker Corp is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision or state, local or non-U.S. Tax law) in connection with the transactions contemplated under this Agreement. This Section 5.08 contains the sole and exclusive representations and warranties of such Blocker Corp with respect to Tax matters.
5.09    Liabilities. Such Blocker Corp’s sole liabilities consist of such Taxes resulting from the ownership of its Company Interests, obligations under this Agreement and immaterial liabilities incidental to the preparation of any Tax Returns and other limited liability company or limited partnership, as applicable, records and the maintenance of such Blocker Corp as a limited liability company or limited partnership, as applicable, under the Laws of its state of formation.

5.10    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, the Purchaser acknowledges that neither such Blocker Corp nor any other Person on behalf of such Blocker Corp makes any other express or implied representation or warranty with respect to such Blocker Corp or any of its Subsidiaries or with respect to any other information provided to the Purchaser or any of its Affiliates or representatives.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to each of the Sellers and the Company that the statements in this ARTICLE VI are correct as of the date of this Agreement and as of the Closing.
6.01    Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the State of Delaware, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
6.02    Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
6.03    No Violation. The Purchaser is not subject to or obligated under its certificate of incorporation or bylaws (or equivalent organizational documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, that will be breached or violated in any material respect by the Purchaser’s performance of this Agreement, except for any such breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Purchaser to consummate the transactions contemplated hereby.
6.04    Governmental Bodies; Consents. The Purchaser is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body in connection with the consummation of the transactions contemplated by this Agreement, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Purchaser to consummate the transactions contemplated hereby.
6.05    Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any

Governmental Body, that will adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
6.06    Broker Fees. Except for Stifel, Nicolaus & Company, Incorporated, all of whose fees and expenses will be borne solely by the Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement
6.07    Investment Representation; Investigation. The Purchaser is acquiring the Company Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. The Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. The Purchaser has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.
6.08    Financial Capability. The Purchaser has, and shall have at the Closing, sufficient immediately available funds to pay the full Transaction Price and to make all other payments required to be made by the Purchaser under this Agreement, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby in accordance with the terms hereof.
6.09    Solvency. Assuming satisfaction of the closing conditions of the Purchaser set forth in Section 9.01, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries, taken as a whole, will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming satisfaction of the closing conditions of the Purchaser set forth in Section 9.01, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred, in each case by Purchaser or its Affiliates, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries. Notwithstanding the foregoing, the representations and warranties of the Purchaser set forth in this Section 6.09 are qualified in all respects by the assumptions that, immediately prior to giving effect to the transactions contemplated by this Agreement, (i) the Company and each of its Subsidiaries, taken as a whole, will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) the Company and each of its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses.
6.10    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI, each of the Sellers and the Company acknowledges that neither the Purchaser nor any other Person on behalf of the Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or with respect to any other information provided to the Company or any Seller by the Purchaser.
ARTICLE VII

COVENANTS OF THE COMPANY AND THE SELLERS
7.01    Conduct of the Business.
(a)    From the date hereof until the Closing, except set forth on Schedule 7.01, the Company shall use commercially reasonable efforts to (i) conduct its and its Subsidiaries’ business in the ordinary course of business, (ii) preserve materially intact the Company’s and each of its Subsidiaries’ present business organization, (iii) keep available the services of the Company’s current officers and (iv) preserve satisfactory relationships with the Customers and the Suppliers.
(b)    From the date hereof until the Closing, except as otherwise contemplated by this Agreement (which, for the avoidance of doubt, shall include the Distribution and any Tax or other consequences thereof) and the terms of the Transition Services Agreement, set forth on Schedule 7.01, consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) or required by Law, the Company and Blocker Corps shall not, and the Company shall not permit its Subsidiaries to:
(i)    amend or modify its or any of its Subsidiaries’ certificate of formation, limited liability company agreement or equivalent organizational documents, except as may be required in order to effectuate the Distribution;
(ii)    issue, sell or subject to any Lien (other than Permitted Liens) any of its limited liability company interests or other equity interest or any options, warrants, convertible or exchangeable securities, subscriptions, rights, phantom stock, stock appreciation rights, calls or commitments of any kind with respect to its limited liability company interests or other equity interests;
(iii)    except in the ordinary course of business consistent with past practice, sell, lease, sublease, mortgage, pledge or otherwise encumber (other than Permitted Liens) or dispose of any of the material fixed assets or equipment owned by the Company or its Subsidiaries;
(iv)    plan, announce, implement or effect any reduction in force, lay off, early retirement program, severance program or other program or effort concerning the termination of employees, other than as required by existing Plans;
(v)    adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(vi)    enter into a new agreement that would be required to be disclosed on Schedule 2.11 if it had been entered into as of the date of this Agreement or amend in a material manner any of the agreements set forth on Schedule 2.11, other than in the ordinary course of business or as otherwise necessary for the maintenance of property relating to their respective businesses;
(vii)    increase in any material manner the compensation of, or enter into any new bonus incentive, employee benefit, severance or termination agreement with, any of its officers or employees receiving (before or after such increase) base compensation in excess of $150,000 per annum, except in the ordinary course of business or as required by any Law, or any agreement with such person in effect as of the date hereof;
(viii)    make any material change in its financial or Tax accounting methods, principles or practices other than as required by GAAP, the Code or applicable Law;
(ix)    make any acquisition of another business, whether by merger, stock or asset purchase or otherwise;
(x)    make or change any material Tax election, adopt or change any material method of accounting with respect to Taxes, change any annual material Tax accounting period, if such election, adoption, or change will have the effect of increasing the Tax liability of the Company or any of its Subsidiaries or any of the Blocker Corps for any Post-Closing Tax Period;
(xi)    directly or indirectly incur, assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness, including any capitalized lease obligations, of any other Person;
(xii)    fail to maintain its books, accounts and records in the usual, regular and ordinary course of business consistent with past practices;
(xiii)    adopt or amend any Plan or collective bargaining agreement outside the ordinary course of business, except as required by Law;
(xiv)    amend in any material respect or fail to maintain in full force and effect the insurance policies described in Schedule 2.15;
(xv)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries or any of the Blocker Corps;
(xvi)    cancel, compromise, waive, or release any right or claim (or series of related rights and claims) involving more than $250,000 and outside the ordinary course of business consistent with past practices or cancel or forgive any material Indebtedness for borrowed money owed to the Company or its Subsidiaries or any of the Blocker Corps (other than with respect to Affiliates); or
(xvii)    agree or commit to any of the foregoing.

7.02    Distribution of Cash. Notwithstanding any other provision to the contrary contained in this Agreement, at or prior to the Closing, AQ Seller (or, following the Distribution, the Sellers in accordance with their respective Allocation Percentages) shall be entitled to receive from the Company and its Subsidiaries by way of distributions, return of capital or otherwise, any and all cash and cash equivalents owned or held by, or for the benefit of, the Company and its Subsidiaries prior to and as of the Closing, and to use such cash and cash equivalents to pay or repay any liabilities of AQ Seller, the Company and their respective Affiliates and Subsidiaries (including amounts owing under the credit facilities of AQ Seller, the Company and their respective Affiliates and Subsidiaries).
7.03    Access to Books and Records.
(q)    From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to ARTICLE X), (i) the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access, upon reasonable advance notice and during regular business hours, to the books and records of the Company and its Subsidiaries and (ii) each Blocker Seller shall provide the Purchaser and the Purchaser’s Representatives with reasonable access, upon reasonable advance notice and during regular business hours, to the books and records of the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I, in each case, in order for the Purchaser and the Purchaser’s Representatives to access such information regarding the Company, its Subsidiaries and the Blocker Corps as the Purchaser reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement; provided that (i) such access does not unreasonably interfere with the normal operations of the Company, any of its Subsidiaries, any of the Blocker Sellers or any of the Blocker Corps, (ii) such access shall occur in such a manner as the Company or any Blocker Seller, as applicable, reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to Houlihan Lokey Capital, Inc. or such other Person(s) as the Company or any Blocker Seller, as applicable, may designate in writing from time to time and (iv) nothing herein shall require the Company or any Blocker Seller to provide access to, or to disclose any information to, the Purchaser if such access or disclosure (x) requires the Company, any of its Subsidiaries, any of the Blocker Sellers or any of the Blocker Corp to disclose any financial or proprietary information of or regarding the Affiliates of the Company or any of the Blocker Corps (excluding the Company and the Subsidiaries of the Company) or otherwise disclose information regarding the Affiliates of the Company or any of the Blocker Corps (excluding Subsidiaries of the Company) that the Company or any of the Blocker Sellers reasonably deems to be commercially sensitive, (y) would waive any legal privilege or (z) would be in violation of applicable laws or regulations of any Governmental Body (including the HSR Act and Foreign Competition Laws) or the provisions of any written agreement to which the Company, any of its Subsidiaries, any of the Blocker Sellers or any of the Blocker Corps is a party. Notwithstanding anything expressed or implied in this Agreement to the contrary, neither the Company nor any of its Subsidiaries, any of the Blocker Sellers or any of the Blocker Corps shall be required to (I) disclose to any Person, any Tax information or Tax Return that does not relate to the Company, any of its Subsidiaries or any of the Blocker Corps or (II) provide any information regarding the Company, any of its Subsidiaries or any of the Blocker Corps in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the

Company’s, any of its Subsidiaries’ or any of the Blocker Corps’ business, assets, financial performance or condition or operations.
(r)    The Purchaser shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 7.03. Neither the Company nor any of the Sellers nor any of the Blocker Corps makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 7.03, and the Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties (i) of the Company expressly and specifically set forth in ARTICLE II regarding the Company and its Subsidiaries, (ii) of AQ Seller expressly and specifically set forth in ARTICLE III regarding AQ Seller, (iii) of each Blocker Seller expressly and specifically set forth in ARTICLE IV regarding such Blocker Seller and (iv) of each Blocker Corp expressly and specifically set forth in ARTICLE V regarding such Blocker Corp, and the providing of any such information shall not expand the remedies available hereunder to the Purchaser or its Affiliates under this Agreement in any manner. The information provided pursuant to this Section 7.03 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement.
7.04    Regulatory Filings. Subject to Section 12.05, the Company shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated by this Agreement, (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with the foregoing and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances.
7.05    Notification. The Company shall promptly notify the Purchaser of any material variances from the representations and warranties contained in ARTICLE II reasonably promptly upon discovery thereof; and, except for purposes of Section 9.01(a) and Section 9.01(h), such disclosures shall amend and supplement the Disclosure Schedules in the form of “Updated Schedules” delivered to the Purchaser; provided that if the Closing occurs, the Updated Schedules shall be considered and deemed part of the Disclosure Schedules for all purposes (including indemnification) under this Agreement in accordance with Section 7.07. Notwithstanding the foregoing, the Disclosure Schedules shall not be so amended and supplemented, and no Updated Schedules shall be deemed to be valid, binding, effective or otherwise part of the Disclosure Schedules, unless such Updated Schedules are either (i) received by the Purchaser at least five (5) Business Days prior to the Closing Date or (ii) received by the Purchaser on a later date subject to the Purchaser’s express written agreement (email not being sufficient) that such Updated Schedules will amend and supplement the Disclosure Schedules.
7.06    Exclusivity.

(c)    From immediately after the execution and delivery of this Agreement and through the Closing (or the earlier termination of this Agreement pursuant to ARTICLE X), neither the Company nor any of the Sellers shall take, and the Company shall cause its Subsidiaries not to take, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s representatives) concerning any merger or recapitalization involving the Company, sale of the Company Interests, any sale of all or substantially all of the assets or equity interests of the Company, its Subsidiaries or the Blocker Corps or similar transaction involving the Company, its Subsidiaries or the Blocker Corps (other than inventory and equipment sold in the ordinary course of business consistent with past practice) and, without limiting the generality of the foregoing, nether the Company, any of its Subsidiaries or Blocker Corps, nor the Sellers shall, or shall cause any other Person to, enter into any other agreement (whether written or otherwise, and including any letter of intent or similar indication of interest in such a transaction) with any third party regarding the acquisition or recapitalization of the Company (other than the Distribution), any of its Subsidiaries or any of the Blocker Corps, whether structured as an acquisition of assets or equity interests, a merger or otherwise.
(d)    The Company shall, and shall cause its Subsidiaries and their respective officers, directors, agents and representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any merger or recapitalization involving the Company, its Subsidiaries or the Blocker Corps, the Company Interests, any sale of all or substantially all the assets of the Company, its Subsidiaries or the Blocker Corps or other similar transaction. With respect to any Person with whom discussions or negotiations regarding such transactions have been terminated on or prior to the date hereof, the Company shall use commercially reasonable efforts to request such parties (it being acknowledged that a written notice to such parties is sufficient) to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement between such Person and the Company or its Affiliates any material non-public information previously furnished to such Person by or on behalf of the Company that the Company considers highly confidential or competitively sensitive.
(e)    In the event that the Company or any of the Sellers, directly or indirectly, receives an offer from any other Person with respect to the transactions described in this Section 7.06(c), which offer is so received on or after the date hereof, the Company shall provide the Purchaser with written notice thereof. Such notice shall include the material terms of such offer, including the total consideration with respect thereto.
7.07    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 7.07), the Company shall, and shall cause its Subsidiaries and representatives to, use their reasonable best efforts to cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and no party shall take any action designed to prevent, impede or delay the Closing. For purposes of this Agreement, the “reasonable best efforts” of the Company shall not require the Company or any of its Subsidiaries, Affiliates or representatives to expend more than a de minimis amount of money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement (including any agreement set forth on Schedule 2.11), to offer or grant any accommodation or concession (financial or otherwise) to any third party, to waive or forego any right, remedy or condition hereunder or to provide financing to the Purchaser for the consummation of the transactions contemplated hereby.
7.08    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)    Ancillary to the consideration reflected within this Agreement, AQ Seller, on behalf of itself and AQ Holdings and its Subsidiaries (collectively, the “Seller Non-Compete Parties”), agrees that for a period of five (5) years following the Closing Date each Seller Non-Compete Party shall not, directly or indirectly, (A) engage in or participate (including, without limitation, as an investor, officer, employee, director, agent, or consultant) in or on behalf of any entity engaging in any line of business competitive with the business of the Company and its Subsidiaries as conducted on the Closing Date (the “SRO Business”) or (B) in any capacity, directly or indirectly call on, service or solicit SRO Business from customers of the Company or its Subsidiaries (the “Seller Non-Compete Obligations”), provided, however, that nothing herein shall prevent a Seller Non-Compete Party from investing as a less than 2.5% shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system. The geographic limitation for the Seller Non-Compete Obligations is any state or province (or substantially equivalent designation of a geographic area within a foreign country) in which the Company or its Subsidiaries conduct the SRO Business during the twelve (12) months prior to the Closing Date.
(b)    Each of the Sellers agrees, on behalf of itself and its Seller Restricted Parties, that for a period of three (3) years following the Closing Date, such Seller and its respective Seller Restrictive Parties will not, directly or indirectly, (i) induce or solicit any person who was an executive or senior management employee of the Company or any of its Subsidiaries during the six (6) months preceding the date of such solicitation to terminate such individual’s employment or service with the Company or any of its Subsidiaries, (ii) hire or retain the services of any such person, regardless of whether such person had been solicited for employment or (iii) assist any other person or entity in such activities; provided that no action taken by any “portfolio company” that is an Affiliate of any Seller or its respective Seller Restrictive Parties, which action is taken independently by such portfolio company and not at the direction or initiation of, or in consultation with, such Seller or its respective Seller Restrictive Parties, shall constitute a violation of the foregoing restrictions; provided further that general solicitations for employment (including the use of advertisements and employment or recruiting agencies not directed to target the Company or any of its Subsidiaries), and the hiring of individuals who respond to such general solicitations, shall not constitute a violation of the foregoing restrictions.
(c)    Each of the Sellers, on behalf of itself and its Seller Restricted Parties, agrees for a period of three (3) years following the Closing Date not to, directly (or through any other person or entity) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Purchaser or the Company or any of its Subsidiaries, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, members, agents or shareholders. Nothing in this Section 7.08(c) shall limit any Seller’s or any of its Seller Restricted Parties’ ability to make true and accurate statements or communications in connection with any disclosure such Person reasonably believe is required pursuant to applicable Law, in response to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or in connection with any dispute, litigation or other proceeding related to this Agreement or the transactions contemplated hereby.
(d)    If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in this Section 7.08 because the time limit is too long, it is expressly understood and agreed between the Seller Restricted Parties and Purchaser that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in this Section 7.08 because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Purchaser and/or any of its Subsidiaries (including the Company and its Subsidiaries), it is expressly understood and agreed between the Seller Restricted Parties and Purchaser that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.
ARTICLE VIII

COVENANTS OF THE PURCHASER
8.01    Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Sellers, the Representative and their agents with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, advisors, accountants, offices and properties of the Company and its Subsidiaries; provided that (i) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries and (ii) nothing herein shall require the Purchaser, the Company or any of its Subsidiaries to provide access to, or to disclose any information to, the Sellers or their agents if such access or disclosure (x) requires the disclosure of any financial or proprietary information of or regarding the Purchaser or its Affiliates (excluding the Company and its Subsidiaries) or otherwise disclose information regarding the Purchaser or its Affiliates (excluding the Company or its Subsidiaries) that the Purchaser reasonably deems to be commercially sensitive, (y) would waive any legal privilege or (z) would be in violation of applicable laws or regulations of any Governmental Body (including the HSR Act and Foreign Competition Laws) or the provisions of any written agreement to which the Purchaser or any of its Affiliates is a party. Unless otherwise consented to in writing by the Representative, neither the Purchaser nor the Company shall, and shall not permit the Company’s Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof that the Purchaser or the Company or any of its Subsidiaries may intend to destroy, alter or dispose of. Notwithstanding anything expressed or implied in this Agreement to the contrary, neither the Purchaser nor any of its Affiliates shall be required to (I) disclose to any Person, any Tax information or Tax Return that does not relate directly or indirectly to the Company, any of its Subsidiaries in existence as of Closing or any of the Blocker Corps or (II) provide any information regarding the Company, any of its Subsidiaries or any of the Blocker Corps in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s, any of its Subsidiaries’ or any of the Blocker Corps’ business, assets, financial performance or condition or operations.
8.02    Regulatory Filings. Subject to Section 8.08 and Section 12.05, the Purchaser shall, and shall cause its Affiliates to, (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser for the consummation of the transactions contemplated by this Agreement, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances. For the avoidance of doubt, this Section 8.02 is subject in all respects to Section 12.05(d), and the “reasonable best efforts” of the Purchaser shall not include undertaking any of the matters described in Section 12.05(d).
8.03    Notification. The Purchaser shall promptly notify the Company and the Representative of:
(e)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(f)    any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement;
(g)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened in writing against, relating to or involving or otherwise affecting the Purchaser or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 6.05 or that relate to the consummation of the transactions contemplated by this Agreement; and
(h)    any inaccuracy of any representation or warranty contained in ARTICLE VI of this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 9.02(a) not to be satisfied;
provided, however, that the delivery of any notice pursuant to this Section 8.03 shall not limit any of the representations and warranties set forth in this Agreement or the remedies available hereunder to the party receiving that notice.
8.04    Saudi JV Access and Information. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide AQ Seller and its agents with reasonable access to and reasonably necessary assistance from the employees, officers, advisors, accountants, offices, properties, books and records of the Company and its Subsidiaries for purposes relating to the Saudi JV, including the winding down or disposing of AQ Seller’s interest in the Saudi JV and other purposes related thereto; provided that such access and assistance shall be subject to the limitations described in Section 8.01.
8.05    Director and Officer Liability and Indemnification.
(f)    The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by any of the Blocker Corps or the Company or any of its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, employee, manager, managing member, member, fiduciary or agent thereof (each, an “Indemnified Person”), as provided in the certificate of formation, limited liability company agreement or equivalent organizational documents of the Blocker Corps, the Company or its Subsidiaries, as applicable, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 8.05(a), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(g)    The Purchaser shall not, and shall not permit any Blocker Corp, the Company or any of its Subsidiaries to, amend, repeal or modify, any provision in such Person’s certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents) relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Closing, and shall cause all such provisions to be observed by the Blocker Corps, the Company and its Subsidiaries, it being the intent of the parties that any Indemnified Person shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law, provided that the foregoing shall not restrict any amendment to the organizational documents of any of the Company or its Subsidiaries in connection with any merger of such Person with and into any other Affiliate of the Purchaser (or in connection with any other internal reorganization of the Purchaser and its Affiliates) to the extent that (i) the organizational documents of the Person surviving such merger (or other internal reorganization) contain provisions with respect to the indemnification and exculpation of, and the advancement of expenses to, the relevant Indemnified Persons to the fullest extent permitted under applicable Law and (ii) the Person surviving such merger (or other internal reorganization) is no less creditworthy than the Person not surviving such merger (or other internal reorganization).
(h)    At the Closing, the Purchaser shall, or shall cause the Company (at the Purchaser’s expense) to, obtain, maintain and fully pay for irrevocable “tail” insurance policies extending coverage to all Indemnified Persons with a policy period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Purchaser shall not, or shall cause the Company to not, cancel or adversely change such insurance policies in any respect.
(i)    Notwithstanding anything contained in this Agreement to the contrary, this Section 8.05 shall survive the consummation of the Closing indefinitely. In the event that the Purchaser, any of the Blocker Corps, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, the successors and assigns of such Persons, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 8.05.
(j)    This Section 8.05 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of the Purchaser under this Section 8.05 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person.
(k)    For the avoidance of doubt, the provisions of this Section 8.05 and the indemnification contemplated by this Section 8.05 shall not be subject to any of the survival or other limitation or exclusive remedy provisions of ARTICLE XI.
8.06    Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither the Purchaser nor the Company shall, and neither shall permit any of the Company’s Subsidiaries to, terminate employees of the Company or any of its Subsidiaries, except in full compliance with all applicable requirements of the WARN Act. The Purchaser shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the WARN Act, and will indemnify and hold harmless the Sellers from any liabilities, losses, damages, obligations, costs or expenses, arising as a result of or related to, in whole or in part, the Purchaser’s, the Company’s or any of its Subsidiaries’ actions or omissions occurring on or after the Closing Date that constitute a breach of any applicable notice or filing requirements under the WARN Act. (For the avoidance of doubt, the indemnification contemplated by this Section 8.05 shall not be subject to any of the survival or other limitation or exclusive remedy provisions of ARTICLE XI.) The Purchaser shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.

8.07    Contact with Business Relations. Without limiting the provisions of Section 7.03, the Purchaser hereby agrees that it is not authorized to and shall not, and shall not permit any of its employees, agents, representatives or Affiliates to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, noteholder or other material business relation of the Company or its Subsidiaries prior to the Closing without the prior consent of the Company for each such contact; provided that the foregoing shall not restrict the Purchaser or any of its Affiliates from contacting any such Person in the ordinary course of business consistent with past practice without disclosing the transactions contemplated hereby.
8.08    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 8.08), the Purchaser and AZZ shall, and shall cause their respective representatives to, use their reasonable best efforts to cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable, and no such Person shall take any action intended to, or that would reasonably be expected to, prevent, impede or delay the Closing. Without limiting the generality of the foregoing or the provisions of Section 8.02 or Section 12.05, the Purchaser shall not, and shall not permit any of its Affiliates or representatives to, intentionally take any action that is reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the “reasonable best efforts” of the Purchaser, and the agreement of the Purchaser contained in Section 8.08, shall not require the Purchaser or any of its Affiliates or representatives to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement, to offer or grant any accommodation or concession (financial or otherwise) to any third party, or to waive or forego any right, remedy or condition hereunder. For the avoidance of doubt, this Section 8.08 is subject in all respects to Section 12.05(d), and the “reasonable best efforts” of the Purchaser shall not include undertaking any of the matters described in Section 12.05(d).
8.09    Non-Disparagement. The Purchaser, on behalf of itself and its Affiliates (including AZZ and its Subsidiaries) (collectively, the “Purchaser Restricted Parties”), agrees for a period of three (3) years following the Closing Date not to, directly (or through any other person or entity) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Sellers or any of their respective Affiliates, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, members, agents or shareholders. Nothing in this Section 8.09 shall limit any of the Purchaser’s or any of its Purchaser Restricted Parties’ ability to make true and accurate statements or communications in connection with any disclosure such Person reasonably believes is required pursuant to applicable Law, in response to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or in connection with any dispute, litigation or other proceeding related to this Agreement or the transactions contemplated hereby.
ARTICLE IX

CONDITIONS TO CLOSING

9.01    Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser) of the following conditions immediately prior to the Closing:
(s)    the representations and warranties set forth in ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the Fundamental Representations set forth in ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V shall be true and correct in all material respects;
(t)    the Company, each of the Sellers and each of the Blocker Corps shall have performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;
(u)    the Company shall have delivered to the Purchaser a certificate of the Company, dated as of the Closing Date, stating that the conditions specified in Section 9.01(a) and Section 9.01(b), as they relate to the Company or any of its Subsidiaries, have been satisfied;
(v)    AQ Seller shall have delivered to the Purchaser a certificate of AQ Seller, dated as of the Closing Date, stating that the conditions specified in Section 9.01(a) and Section 9.01(b), as they relate to AQ Seller, have been satisfied;
(w)    each Blocker Seller shall have delivered to the Purchaser a certificate of such Blocker Seller, dated as of the Closing Date, stating that the conditions specified in Section 9.01(a) and Section 9.01(b), as they relate to such Blocker Seller have been satisfied;
(x)    each Blocker Corp shall have delivered to the Purchaser a certificate of such Blocker Corp, dated as of the Closing Date, stating that the conditions specified in Section 9.01(a) and Section 9.01(b), as they relate to such Blocker Corp have been satisfied;
(y)    the Company shall have delivered to the Purchaser the Release Letters effective upon the Closing from the holders of Funded Indebtedness being repaid at the Closing;
(z)    since the date of this Agreement, there shall not have occurred a Material Adverse Effect or any event that would reasonably be expected to result in a Material Adverse Effect;
(aa)    the Representative and the Escrow Agent shall have executed and delivered the Escrow and Paying Agent Agreement, and such agreement shall be in full force and effect;

(bb)    AQ Seller shall have executed and delivered each of the Transition Services Agreement and the Trademark License Agreement, and such agreements shall be in full force and effect;
(cc)    the Company shall have delivered to the Purchaser the Company’s audited consolidated balance sheets as of, and the related statements of income and cash flows for the fiscal years ended, December 31, 2012 with an unqualified audit opinion of PricewaterhouseCoopers LLP with respect thereto;
(dd)    each of the Company, AQ Seller, Aquilex HydroChem LLC (“Hydrochem”) and Centerbridge Advisors II, LLC (“Centerbridge”) shall have executed and delivered to the Purchaser an amendment to that certain Advisory Agreement, dated as of February 3, 2012, by and among the Company, AQ Seller, HydroChem and Centerbridge, in a form reasonably acceptable to Purchaser, whereby the other parties thereto agree to release the Company and its Subsidiaries from any obligations thereunder arising on or after Closing; and
(ee)    the Company shall have delivered to the Purchaser a certificate executed by Wilmington Trust FSB in its capacity as Trustee under that certain Indenture, by and among AQ Holdings, Aquilex Finance Corp., the Company, Wilmington Trust FSB and the other parties thereto, as supplemented on December 20, 2011 and January 30, 2012, evidencing the release, effective upon the Closing, of the Company and its Subsidiaries as subsidiary guarantors under such Indenture.
9.02    Conditions to the Company’s and the Sellers’ Obligations. The obligation of the Company, the Blocker Corps and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Representative) of the following conditions immediately prior to the Closing:
(i)    the representations and warranties set forth in ARTICLE VI shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct (i) is not, and would not reasonably be expected to be, individually or in the aggregate, material to the financial condition, business or operations of the Purchaser, taken as a whole, and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided that the Fundamental Representations set forth in ARTICLE VI shall be true and correct in all material respects;
(j)    the Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(k)    the Purchaser shall have delivered to the Company and the Representative a certificate of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied;
(l)    the Closing Cash Proceeds, the Funded Indebtedness, the Escrow Amount, the Representative Expense Holdback Amount and the Estimated Transaction Expenses shall have been delivered or otherwise paid by the Purchaser in accordance with Section 1.04;
(m)    the Purchaser, the Paying Agent and the Escrow Agent shall have executed and delivered the Escrow and Paying Agent Agreement, and such agreement shall be in full force and effect; and
(n)    the Purchaser shall have executed and delivered each of the Transition Services Agreement and the Trademark License Agreement, and such agreements shall be in full force and effect.
9.03    Conditions to All Parties’ Obligations. The obligation of each of the Company, the Blocker Corps, the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Closing:
(a)    The applicable waiting periods under the HSR Act shall have expired or been terminated, and all Governmental Body filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement and set forth on Schedule 9.03(a) shall have been made and obtained, provided that, without limiting the generality of Section 8.08 and Section 12.05(d), the Purchaser shall not be required to undertake any of the actions described in Section 12.05(d) in connection therewith;
(b)    No action or proceeding before any Governmental Body shall be pending wherein an unfavorable judgment, decree or order would restrain, enjoin or otherwise prohibit, or declare unlawful, the consummation of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(c)    This Agreement shall not have been terminated in accordance with Section 10.01.
9.04    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX which was not satisfied as of the Closing shall be deemed to have been waived as of and after the Closing; provided that such waiver shall not constitute a waiver of any right to indemnification hereunder with respect to the representatives, warranties, covenants and agreements set forth herein.
ARTICLE X

TERMINATION

10.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:
(o)    by mutual written consent of the Purchaser, on the one hand, and the Representative, on the other hand;
(p)    by the Purchaser, on the one hand, or by the Representative, on the other hand, upon the issuance by any Governmental Body of an order, decree or ruling restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, which order, decree or ruling shall have become final and non appealable;
(q)    by the Purchaser, on the one hand, or by the Representative, on the other hand, if the Closing shall not have occurred on or before the date that is seventy-five (75) days following the date hereof (subject to Section 14.13, the “Termination Date”); provided that no termination may be made under this Section 10.01(c) if the failure to consummate the Closing by the Termination Date shall be caused by the breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 10.01(c);
(r)    by the Purchaser, upon a breach of any covenant or agreement on the part of the Company or any Seller set forth in this Agreement, or if any representation or warranty of the Company, any of the Sellers or any of the Blocker Corps is discovered to be or shall have become untrue, in each case, such that the conditions set forth in Section 9.01(a) or Section 9.01(b) would not be satisfied; provided, however, that, (i) if such breach is curable by the Company, such Seller or such Blocker Corp, then the Purchaser may not terminate this Agreement under this Section 10.01(d) unless such breach has not been cured by the date which is thirty (30) days after the date on which the Purchaser notifies the Company and the Representative of such breach (in which case the Termination Date shall be extended until such thirtieth (30th) day) and (ii) the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to the Purchaser at any time that the Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder; and
(s)    by the Representative, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser is discovered to be or shall have become untrue, in each case such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied, including a breach of the Purchaser’s obligation to consummate the Closing.
10.02    Effect of Termination.
(d)    If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and have no further legal effect without any liability or obligation on the part of any party hereto, (i) other than liabilities and obligations under the Confidentiality Agreement, (ii) except that no such termination shall relieve any party thereto of any liability for damages resulting from any material breach by such party of this Agreement prior to the date of such termination and (iii) except that the provisions of this Section 10.02, Section 10.03 and ARTICLE XIV shall survive any termination of this Agreement.
(e)    For the avoidance of doubt and without limiting the rights of the Company, any Seller or any Blocker Corp under this Section 10.02, for all purposes of this ARTICLE X, the failure of the Purchaser to consummate the Closing when required or to make the payments required by Section 1.04 when required shall be a willful and intentional material breach of this Agreement by the Purchaser that is not capable of being cured, that has prevented consummation of the transactions contemplated by this Agreement and that gives rise to the Representative’s termination right pursuant to Section 10.01(e). For purposes of this Section 10.02(b) and without limiting the Company’s rights under this Section 10.02, the Purchaser shall conclusively be deemed obligated to consummate the Closing and to make the payments required by Section 1.04 as of a particular date, if (i) the conditions set forth in Section 9.01(a) and Section 9.01(b) would be satisfied if the Closing were to occur on such particular date and (ii) all conditions to Closing set forth in this Agreement (other than (y) the conditions set forth in Section 9.01(a) and Section 9.01(b), and (z) those conditions to Closing which by their terms or their nature are to be satisfied at the Closing or on the Closing Date) have been satisfied or duly waived by the party having the benefit of such condition to close, in accordance with this Agreement on or prior to such particular date .
(f)    Notwithstanding this Section 10.02 or anything else in this Agreement to the contrary, the Purchaser affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that the Purchaser or the Company obtain financing for or related to any of the transactions contemplated hereby.
10.03    Certain Other Effects of Termination. In the event of the termination of this Agreement by either the Representative or the Purchaser as provided in Section 10.01:
(l)    each party, if so requested by any other party, will return promptly every document furnished to it by such other party (or any Affiliate or representative of such other party) in connection with the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use commercially reasonable efforts to cause its representatives and any representatives of financial institutions, financing sources and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made in each case except to the extent retention of such documents is required by applicable Law, rule or regulation; and
(m)    the Confidentiality Agreement will remain in full force and effect and survive the termination of this Agreement.
ARTICLE XI

INDEMNIFICATION
11.01    Survival. Subject to Section 11.10, (a) the representations and warranties in this Agreement shall survive the Closing and shall terminate on the close of business on the date that is fifteen (15) months after the Closing Date, except for the Fundamental Representations, which shall survive the Closing and shall remain in effect indefinitely, (b) the covenants and agreements contained in this Agreement that are to be performed prior to the Closing shall terminate at, and shall not survive, the Closing and (c) all other covenants and agreements contained in this Agreement that are to be performed at or after the Closing (including each respective Seller’s obligations under Section 13.05(a)) shall survive the Closing and terminate on the close of business on the date that is fifteen (15) months after the Closing Date unless otherwise expressly provided in such covenant or agreement.
11.02    Indemnification of the Purchaser.
(n)    Subject to the limitations set forth herein, from and after the Closing, each of the Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, Affiliates, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses to the extent arising out of (i) any inaccuracy in or breach of any representation or warranty of the Company contained in ARTICLE II (other than the Fundamental Representations contained therein) or (ii) any breach of any covenant contained herein by the Company (to the extent such breach takes place prior to Closing); provided, however, that this Section 11.02(a) shall not apply to any and all Losses to the extent arising out of actual fraud as described in Section 11.02(d)(ii).
(o)    Subject to the limitations set forth herein, from and after the Closing, AQ Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses to the extent arising out of (i) any inaccuracy in or breach of any representation or warranty of AQ Seller contained in ARTICLE III (other than the Fundamental Representations contained therein) or (ii) any breach of any covenant of AQ Seller contained in this Agreement that is to be performed at or after the Closing; provided, however, that this Section 11.02(b) shall not apply to any and all Losses to the extent arising out of actual fraud as described in Section 11.02(e)(ii).
(p)    Subject to the limitations set forth herein, from and after the Closing, each of the Blocker Sellers shall, individually (and not jointly and severally), indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses to the extent arising out of (i) any inaccuracy in or breach of any representation or warranty of such Blocker Seller contained in ARTICLE IV (other than the Fundamental Representations contained therein), (ii) any breach of any covenant of such Blocker Seller contained in this Agreement that is to be performed at or after the Closing, (iii) any inaccuracy in or breach of any representation or warranty contained in ARTICLE V (other than the Fundamental Representations contained therein) made by the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I or (iv) any breach of any covenant contained herein by the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I (to the extent such breach takes place prior to Closing); provided, however, that this Section 11.02(c) shall not apply to any and all Losses to the extent arising out of actual fraud as described in Section 11.02(f)(ii).
(q)    Subject to the limitations set forth herein, from and after the Closing, each of the Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses to the extent arising out of any (i) inaccuracy in or breach of any Fundamental Representation contained in ARTICLE II or (ii) actual fraud on the part of the Company with respect to its representations and warranties expressly and specifically set forth in ARTICLE II and its covenants contained herein (to the extent such covenants are to be performed prior to the Closing); provided, however, that, to the extent the aggregate amount of such Losses (together with any other amounts paid from the Escrow Account in connection with any claims for indemnification under Section 11.02 and Section 13.05(a)) exceeds the Escrow Amount, the obligations of each Seller under this Section 11.02(d) with respect to such excess amount of Losses shall be on an individual and ratable basis based on such Seller’s Allocation Percentage (and not on a joint and several basis).
(r)    Subject to the limitations set forth herein, from and after the Closing, AQ Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses to the extent arising out of any (i) inaccuracy in or breach of any Fundamental Representation contained in ARTICLE III or (ii) actual fraud on the part of AQ Seller with respect to its representations and warranties expressly and specifically set forth in ARTICLE III and its covenants contained herein.
(s)    Subject to the limitations set forth herein, from and after the Closing, each of the Blockers Sellers shall, individually (and not jointly and severally), indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses to the extent arising out of any (i) inaccuracy in or breach of any Fundamental Representation of (A) such Blocker Seller contained in ARTICLE IV or (B) the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I contained in ARTICLE V or (ii) actual fraud on the part of (A) such Blocker Seller with respect to such Blocker Seller’s representations and warranties expressly and specifically set forth in ARTICLE IV and such Blocker Seller’s covenants contained herein or (B) the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I with respect to such Blocker Corp’s representations and warranties expressly and specifically set forth in ARTICLE V and such Blocker Corp’s covenants contained herein (to the extent such covenants are to be performed prior to the Closing).
11.03    Limitations on Indemnification of the Purchaser.
(e)    Notwithstanding the provisions of Section 11.02, the Sellers shall have no liability for Losses under Section 11.02(a), Section 11.02(b) and Section 11.02(c), unless and until such Losses are in the aggregate in excess of $1,250,000 (the “Deductible”) (in which event the Sellers shall have liability under and in accordance with Section 11.02 with respect to such Losses only to the extent such Losses exceed the Deductible in the aggregate).

(f)    Subject to Section 11.03(c), all claims for indemnification made by or for the Purchaser Indemnified Parties under Section 11.02 or Section 13.05(a) for which the Sellers are liable shall first be satisfied from the Escrow Account pursuant to the terms of the Escrow and Paying Agent Agreement to the extent funds remain in the Escrow Account sufficient to satisfy such claim.
(g)    The Escrow Account shall be the sole source of recovery for all claims for indemnification made by or for the Purchaser Indemnified Parties under Section 11.02(a), Section 11.02(b), Section 11.02(c) and Section 13.05(a).
(h)    The maximum aggregate amount of Losses for which the Sellers shall be liable under Section 11.02(a), Section 11.02(b), Section 11.02(c) and Section 13.05(a) shall not exceed the Escrow Amount. The maximum aggregate amount of Losses for which each Seller shall be liable under Section 11.02(d), Section 11.02(e) and Section 11.02(f), as applicable, (inclusive of all amounts paid out of the Escrow Account on behalf of such Seller in connection with any claims under Section 11.02 and Section 13.05(a) (which amounts, to the extent paid in connection with one or more claims under Section 11.02(a), Section 11.02(d) or Section 13.05(a), shall be deemed to equal such Seller’s Allocation Percentage of the total amount paid in connection with such claims for purposes of calculating the amount of the limitation described in this Section 11.03(d))) shall not exceed such Seller’s Allocation Percentage of the sum of (i) Transaction Price plus (ii) the aggregate amount of out of pocket fees and expenses actually incurred by the Purchaser Indemnified Parties in enforcing their rights under Section 11.02.
(i)    Each Person entitled to indemnification pursuant to Section 11.02 or Section 13.05(a) shall take (and shall cause its Affiliates to take) reasonable steps (determined without regard to any indemnification of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate all Losses that are indemnifiable hereunder or in connection herewith.
11.04    Indemnification of the Sellers. Subject to the limitations set forth herein, from and after the Closing, the Purchaser, the Company and its Subsidiaries shall jointly and severally indemnify and hold harmless the Sellers (and their respective stockholders, members, managers, directors, officers, employees, agents, Affiliates, partners, successors and assigns) from and against any and all Losses to the extent arising out of (a) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement, (b) any breach of any covenant contained in this Agreement requiring performance by the Purchaser or any of its Affiliates prior to the Closing or by the Purchaser or any of its Affiliates, the Company or any of its Subsidiaries or any Blocker Corp after the Closing or (c) the ownership or operation of the Company, its Subsidiaries and the Blocker Corps by the Purchaser or any of its Affiliates.
11.05    Indemnification Procedures for Third Party Claims.
(g)    In order for a party (the “Indemnified Party”) to be entitled to any indemnification under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party, other than any Tax Proceeding (a “Third Party Claim”), such Indemnified Party must notify (i) the Purchaser, in the case of indemnification pursuant to Section 11.04, or (ii) each Seller from which indemnification is being sought, in the case of indemnification pursuant to Section 11.02 and Section 13.05(a) (in each case, as applicable, the “Indemnifying Party”) (with a copy, in the case of clause (ii), to the Representative), in each case, in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt, but in no event later than ten (10) Business Days after such Indemnified Party’s knowledge of such Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party (with a copy, where the Indemnifying Party is a Seller, to the Representative), within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
(h)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its expense with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party if it gives notice to the Indemnified Party within twenty (20) Business Days after receipt of notice of such Third Party Claim from the Indemnified Party of its intention to do so; provided that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party. If the Indemnifying Party does not assume such defense, the Indemnifying Party shall continue to have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from any counsel employed by the Indemnified Party, it being understood that the Indemnified Party shall control such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, and the Indemnified Party shall not be entitled to indemnification for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that, subject to the limitations in this ARTICLE XI, the Indemnified Party shall be entitled to indemnification for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or if the Indemnified Party has been advised by its outside counsel that there may exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party. All the parties hereto that are party to, or an Indemnifying Party with respect to, any Third Party Claim shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include: (x) retaining and providing to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, (y) assisting with the collection and preparation of discovery materials, and (z) making employees and other representatives and advisors available on a mutually convenient basis to prepare for or appear as witnesses at depositions, court proceeds or trials and to provide additional information and explanation of any material provided hereunder.

(i)    Neither the Indemnifying Party nor the Indemnified Party (in either case, the “Settling Party”) shall, without the prior written consent of the Indemnified Party or the Indemnifying Party, respectively (the “Non-Settling Party”) (such consent not to be unreasonably withheld, delayed or conditioned), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim unless (i) the claimant and the Settling Party provide to the Non-Settling Party an unqualified release from all liability in respect of such Third Party Claim, (ii) such settlement or compromise does not contain any admission of liability or wrongdoing by such Non-Settling Party and (iii) such settlement or compromise does not impose any sanctions, restrictions or obligations (including the payment of money damages, unless the Settling Party will be solely responsible for all of such money damages) on the Non-Settling Party.
(j)    The Representative shall act on behalf of all Sellers as Indemnifying Parties in the case of all Third Party Claims with respect to which a Purchaser Indemnified Party is seeking indemnification pursuant to Section 11.02(a), Section 11.02(d) or Section 13.05(a) (other than Tax Proceedings, which are the subject of Section 13.03(b)).
11.06    Indemnification Procedures for Non-Third Party Claims. The Indemnified Party shall deliver written notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim (a “Non-Third Party Claim”), which written notice shall also (a) state in reasonable detail the facts and circumstances related to such Loss and the nature of the misrepresentation, breach of warranty or claim to which such Loss is related, (b) that the Indemnified Party has paid or properly accrued Losses or reasonably expects that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement (and, to the extent known or reasonably calculable, the Indemnified Party’s good faith estimate of the amount of its Losses) and (c) the date such item was paid or accrued. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include retaining and providing the Representative and its representatives, upon reasonable advance notice and during regular business hours, with reasonable access to (y) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc.) relating to or containing information relevant to such claim in their possession and (z) the Purchaser’s and the Company’s employees, accountants and other professional advisors (including making the Company’s chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Representative and its representatives). The Representative shall act on behalf of all Sellers as Indemnifying Parties in the case of all Non-Third Party Claims with respect to which a Purchaser Indemnified Party is seeking indemnification pursuant to Section 11.02(a) or Section 13.05(a).
11.07    Calculation of Losses Net of Insurance .
(c)    The amount of any and all indemnification payments in respect of Losses under this ARTICLE XI and Section 13.05(a) shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements (including, for the avoidance of doubt, any Tax distributions received by any Blocker Corp directly or indirectly from AQ Holdings) (collectively, “Alternative Arrangements”) with respect to such Losses (which amounts the Purchaser agrees to, and shall cause its Affiliates and representatives to, use diligent efforts to obtain). If an indemnification payment is received by a Purchaser Indemnified Party in respect of any Loss, and any Purchaser Indemnified Party or the Purchaser, the Company or any of its Subsidiaries later receives proceeds or recoveries from any Alternative Arrangement in respect of such Loss, then the Purchaser shall immediately pay to the Paying Agent, for the benefit of the Sellers, a sum equal to the lesser of (y) the actual amount of such proceeds or recoveries and (z) the actual amount of the indemnification payment previously paid by the Sellers (inclusive, for the avoidance of doubt, of both amounts paid out of the Escrow Account and amounts paid outside of the Escrow Account) with respect to such Losses.
(d)    Notwithstanding any provision in this Agreement to the contrary, any Losses of a Purchaser Indemnified Party arising out of any inaccuracy in or breach of any representation or warranty contained herein shall be determined without regard to any qualifications as to materiality, Material Adverse Effect or words of similar import contained therein, provided that such qualifications shall remain in effect for purposes of determining the existence of any inaccuracy, omission, misrepresentation or breach of any such representation or warranty.
11.08    Other Limitations. Notwithstanding anything to the contrary in this ARTICLE XI or elsewhere in this Agreement, this ARTICLE XI and Section 13.05(a) shall be subject to the following limitations.
(a)    In no event shall any Purchaser Indemnified Party be entitled to recover or make a claim against the Escrow Amount or any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminution in value or punitive, special or exemplary damages and, in particular, no “diminution of value,” “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except for punitive damages solely to the extent actually paid to an unrelated third party as a result of a final judgment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Transaction Price for Tax purposes.
(b)    The Purchaser Indemnified Parties shall have no right to assert any claim with respect to any Loss consisting of or relating to Taxes with respect to any Post-Closing Tax Period pursuant to (i) this ARTICLE XI (A) relating to a Tax position taken with respect to a Post-Closing Tax Period in reliance on a Tax position taken with respect to a Pre-Closing Tax Period or (B) due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits, deductions or other Tax attributes from a Pre-Closing Tax Period, or (ii) Section 13.05(a).
(c)    The Purchaser Indemnified Parties shall not be entitled to recover or make a claim for any Losses with respect to any environmental, health or safety matter (including any breach of any representation or warranty contained in this Agreement or any environmental investigatory or corrective action) that is discovered as a result of any Purchaser Indemnified Party conducting or arranging for sampling or analysis of any environmental media, including soil, sediment, air, surface water or groundwater, on or after the Closing Date, except to the extent such Losses represent (i) amounts actually incurred by the Company or any of its Subsidiaries for the performance of remedial action ordered by any Governmental Body; (ii) the payment of any fine, penalty or damage award ordered by any Governmental Body; (iii) in reasonable settlement (made in accordance with Section 11.05) of a claim of noncompliance prior to the Closing with any Environmental Laws asserted by any Governmental Body or other third party and related out of pocket fees and expenses; (iv) amounts actually incurred by the Purchaser Indemnified Parties for the performance of remedial action ordered by any Governmental Body that resulted from a breach of any environmental, health or safety representation and warranty provided in Section 2.16; or (v) the payment of any fine, penalty or damage award by Purchaser Indemnified Parties ordered by any Governmental Body that resulted from a breach of any environmental, health or safety representation and warranty provided in Section 2.16.
(d)    No Purchaser Indemnified Party shall have the right to recover under Section 11.02 or Section 13.05(a) with respect to any Loss or alleged Loss (i) to the extent such Loss or alleged Loss shall have been taken into account in the determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses (it being understood, without limiting the foregoing, that the Sellers shall not be liable pursuant to this ARTICLE XI or Section 13.05(a) to the extent an item was substantially resolved by the Accounting Firm in connection with the determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses) or (ii) to the extent that the Company had made a corresponding reserve on the Latest Balance Sheet.
(e)    No Indemnified Party shall have any right to assert any claims, and no Indemnified Party shall be entitled to indemnification, with respect to any Losses that would have been covered by an Alternative Arrangement had such Person or its Affiliates maintained for their benefit the same rights or coverage under an Alternative Arrangement following the Closing that was in effect immediately prior to the Closing.
(f)    Any Loss for which any Purchaser Indemnified Party is entitled to indemnification under Section 11.02 or Section 13.05(a) shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement or being subject to indemnification pursuant to more than one prong of Section 11.02.
(g)    No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.
(h)    For the avoidance of doubt, except with respect to the Escrow Amount, all obligations of the Sellers pursuant to Section 11.02 or Section 13.05(a) are on an individual, and not joint and several, basis.
(i)    Notwithstanding anything expressed or implied in this Agreement to the contrary (including Section 11.03(a)), the Sellers shall have no liability under this ARTICLE XI, Section 13.05(a) or otherwise for any Losses arising out of or relating to any sales, use or similar

Taxes (including, for the avoidance of doubt, any interest, penalty or addition thereto) of the Company or any of its Subsidiaries unless and until such Losses are in the aggregate in excess of $2,000,000 (in which event the Sellers shall have liability under and in accordance with this ARTICLE XI or Section 13.05(a), if applicable, with respect to such Losses only to the extent such Losses exceed $2,000,000 in the aggregate).
11.09    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party pursuant to this ARTICLE XI or Section 13.05(a) in connection with any claim or demand by any Person other than the parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim and effecting any such subrogation.
11.10    Termination of Indemnification. The rights of the Purchaser Indemnified Parties under Section 11.02 in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 11.01, and the rights of the Purchaser Indemnified Parties under Section 13.05(a) shall terminate on the date that is fifteen (15) months following the Closing Date; provided, however, that such rights to recover shall not terminate, and shall continue, with respect to any item as to which such Indemnified Party shall have, within five (5) Business Days following the expiration of the applicable period, previously made a claim by delivering a written notice to the Indemnifying Party in accordance with Section 11.05 or Section 11.06, as applicable.
11.11    Exclusive Remedy.
(a)    Each of the parties acknowledges and agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be exclusively pursuant to, in accordance with and against only the parties expressly referred to in the provisions set forth in Section 1.05, Section 8.05, Section 8.06, this ARTICLE XI, ARTICLE XIII, Section 13.05, Section 14.13 and Section 14.16, as applicable. In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action such party or any of its Affiliates may have against any other party relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters (including all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws).
(b)    The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby (including Section 11.02 and this Section 11.11), constitute an integral part of the consideration given to the Sellers, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to each of the Sellers hereunder.
11.12    Indemnification as among Sellers. To the extent that a payment is made to a Purchaser Indemnified Party from the Escrow Account pursuant to Section 11.02(b), Section 11.02(c), Section 11.02(e) or Section 11.02(f) on behalf of any Seller (the “Breaching Seller”), then, in any such case, such Breaching Seller shall, within five (5) Business Days after such payment is made from the Escrow Account, pay to each Seller other than the Breaching Seller (the “Non-Breaching Sellers”), by wire transfer of immediately available funds, an amount equal to the Allocation Percentage of such other Seller multiplied by the amount of such payment from the Escrow Account; provided that, upon the determination of the Representative, distributions from the Escrow Amount to the Sellers may be adjusted to account for any amounts owing from any Breaching Seller to the respective Non-Breaching Sellers (and in the case of more than one Breaching Seller such amounts may be netted) pursuant to this Section 11.12.
ARTICLE XII

ADDITIONAL AGREEMENTS AND COVENANTS
12.01    Acknowledgements by the Purchaser.
(t)    The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Blocker Corps, the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and verification without reliance on any Seller (including the Representative), any Blocker Corp, the Company, any Subsidiary of the Company, or any past, present or future equityholder, officer, director, member, manager, employee, agent, representative or Affiliate of any of the foregoing (collectively, the “Specified Persons”) or any information, documents, projections, forecasts or other material made available to the Purchaser or any of its Affiliates or representatives in certain “data rooms,” confidential information memoranda or management presentations (including the Confidential Information Presentation prepared by Houlihan Lokey Capital, Inc. dated December 2012 (the “Information Presentation”))or otherwise in expectation of, or in connection with, the transactions contemplated by this Agreement, or any discussions with respect to any of the foregoing, except for the representations and warranties (i) of the Company expressly and specifically set forth in ARTICLE II regarding the Company and its Subsidiaries, (ii) of AQ Seller expressly and specifically set forth in ARTICLE III regarding AQ Seller, (iii) of each Blocker Seller expressly and specifically set forth in ARTICLE IV regarding such Seller and (iv) of each Blocker Corp expressly and specifically set forth in ARTICLE V regarding such Blocker Corp, in each case of (i) through (iv), as qualified by the Disclosure Schedules and in accordance with their respective express terms and conditions, which constitute the sole and exclusive representations, warranties and statements of any kind to the Purchaser in connection with the transactions contemplated by this Agreement, and the Purchaser understands, acknowledges and agrees that all other representations, warranties and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of any Blocker Corp, the Company or any of its Subsidiaries, or the quality, quantity or condition of any Blocker Corp’s, the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company, each of the Sellers (including the Representative) and each of the Blocker Corps. Except for the express and specific representations and warranties of the respective parties described in clauses (i) through (iv) of the immediately preceding sentence, neither the Company nor any of the Sellers (including the Representative) nor any of the Blocker Corps makes or provides, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the any Blocker Corps’, the Company’s or its Subsidiaries’ assets or any part thereof.
(u)    In connection with the investigation by the Purchaser and its Affiliates and representatives of the Blocker Corps, the Company and its Subsidiaries, the Purchaser and its Affiliates and representatives have received or may receive certain projections, forward-looking statements and other forecasts (including in the Information Presentation). The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forward-looking statements and other forecasts, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward-looking statements and other forecasts so furnished to it and its Affiliates and representatives (including the reasonableness of the assumptions underlying such projections, forward-looking statements and other forecasts), and that neither the Purchaser, nor any of its Affiliates or representatives, shall have any claim against anyone with respect thereto. Accordingly, the Purchaser acknowledges that none of the Specified Persons, whether in an individual, corporate, representative, agency, fiduciary or any other capacity, makes any representation, warranty or other statement with respect to, and neither the Purchaser nor any of its Affiliates or representatives is relying on, such projections, forward-looking statements and other forecasts or the reasonableness of the assumptions underlying such projections, forward-looking statements and other forecasts, or any discussions with respect to any of the foregoing.
(v)    Effective upon the Closing, each of the Purchaser, the Blocker Corps, the Company and its Subsidiaries, in each case on behalf of itself and its Affiliates and their respective successors and assigns (collectively, the “Purchaser Releasers”), hereby irrevocably waives, acquits, remises, discharges and forever releases each of the Specified Persons from any and all liabilities and obligations to such Purchaser Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein, and other than the item numbered 6. set forth on Schedule 2.20) or otherwise at law or in equity, and each of the Purchaser Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Specified Persons (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).

(w)    Effective upon the Closing, each of AQ Seller, on behalf of itself, AQ Intermediate, AQ Holdings and their respective successors and assigns, and the other Sellers, on behalf of itself and its respective controlled Affiliates and their respective successors and assigns (collectively, the “Sellers Releasers”), hereby irrevocably waives, acquits, remises, discharges and forever releases each of the Purchaser Specified Persons from any and all liabilities and obligations to such Sellers Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Sellers Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Specified Persons (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein, and except for the item numbered 6. set forth on Schedule 2.20); provided, however, that this Section 12.01(d) shall not apply to any ordinary course business transactions entered into between the Purchaser or its Affiliates (other than the Company and its Subsidiaries) and any of the Sellers Releasers.
(x)    This Agreement may be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may be brought against, only the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no Specified Person or Purchaser Specified Person will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement. Without limiting the foregoing, no claim will be brought or maintained by the Purchaser or any other Purchaser Indemnified Party or any of their respective successors or permitted assigns against any Specified Person that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
12.02    Name Change and Use.
(j)    Within thirty (30) Business Days following the Closing, the Sellers shall, and shall cause each of their Affiliates to, take all actions necessary, including filing with the applicable Governmental Body an amendment to such Person’s certificate of formation or equivalent organizational documents, to effect the change of such Person’s name to a name that does not use the words “WSI”, “SMS”, or any similar words. As soon as practicable after the date of this Agreement, but in any event within thirty (30) Business Days after the date of this Agreement, the Sellers shall take all actions necessary, including without limitation making appropriate filings, to effect such name change in each state, province, nation, municipality or other jurisdiction where any of the Sellers or their Affiliates is qualified to conduct business or to withdraw such qualification and to cancel any assumed business name using any such words in all jurisdictions in which an assumed business name certificate has been filed.
(k)    Matters with respect to the use of the name “Aquilex” shall be governed by the terms of the Trademark License Agreement.
12.03    Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
12.04    Employees and Employee Benefits.
(k)    Salary and Wages. Effective as of the Closing and continuing for one (1) year thereafter, the Purchaser shall, or shall cause its Affiliates, the Company and its Subsidiaries to, provide to all employees of the Company and its Subsidiaries immediately prior to the Closing Date, including those on lay-off, medical, disability, family or other leave of absence, paid or unpaid (the “Retained Employees”) compensation (other than equity compensation) and employee benefits that, in the aggregate, are no less favorable than those provided to the Retained Employees immediately prior to the Closing, consistent with any applicable collective bargaining agreement. Without limiting the foregoing, for a period beginning on the Closing and continuing for a one (1) year period thereafter, the Purchaser shall or shall cause its Affiliates, the Company or its Subsidiaries to provide to each Retained Employee who remains in the employment of the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) during such period: (i) a base salary or wage rate and annual cash bonus opportunity at least equal to the base salary or wage rate and bonus opportunity in effect for such Retained Employee immediately prior to the Closing and (ii) termination and severance benefits that are no less favorable on an individual basis than the termination and severance benefits that would have been applicable to such Retained Employee under any employee benefit plan of the Company or its Subsidiaries, as the case may be, immediately prior to the Closing, taking into account each such Company Employee’s additional period of service and rate of base pay or wages and bonus target with Purchaser or its Affiliates following the Closing and the requirements of any applicable collective bargaining agreement. Nothing in this Section 12.04(a) shall obligate the Purchaser or the Company or any of its Subsidiaries, subject to any applicable collective bargaining agreements, to continue (and shall not prevent the Purchaser or the Company or any of its Subsidiaries from modifying or terminating) the employment of any such Retained Employee.
(l)    Employee Service Credit. The Purchaser (i) shall give, or cause the Company to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, (ii) shall use reasonable best efforts to allow such Retained Employees to participate in each plan providing welfare benefits, including medical, life insurance, long-term disability insurance and long-term care insurance, without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any of the Plans are terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall use reasonable best efforts to credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.
(m)    Vacation Pay and Personal Holidays. The Purchaser shall cause the Company to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date, including any earned vacation or personal holiday pay to be used in future years, and shall assume all liability for the payment of such amounts.
(n)    401(k) and Welfare Benefit Plans.
(i)    Effective as of the Closing Date, employees of the Company and its Subsidiaries shall cease to participate in the Aquilex Corporation 401(k) Plan (the “Seller 401(k) Plan”) and, as soon as reasonably practicable following the Closing, the Purchaser shall provide or cause to be provided to the employees of the Company or its Subsidiaries the right to participate in a plan established or maintained by the Purchaser or its Affiliates that is qualified under Sections 401(a) and 401(k) of the Code (the “Purchaser 401(k) Plan”). As soon as is reasonably practicable following the Closing Date, AQ Seller shall cause the Seller 401(k) Plan to either (A) transfer the account balances of the employees of the Company and its Subsidiaries from the Seller 401(k) Plan to the Purchaser 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code, and the Purchaser shall cause the Purchaser 401(k) Plan to accept such transfer in accordance with such requirements, or (B) permit a rollover of such account balances (including cash and any promissory notes evidencing outstanding plan loans), and in either case, the Purchaser shall accept such transfers or rollovers into the Purchaser 401(k) Plan. The Purchaser shall indemnify and hold harmless the Sellers and their Affiliates from any Losses arising from the fact that the Purchaser provides or causes to be provided to such employees the right to participate in the Purchaser 401(k) Plan effective as of a date subsequent to the Closing Date rather than on the Closing Date.
(ii)    Effective as of the Closing Date, employees of the Company and its Subsidiaries (and any of their eligible beneficiaries) shall cease to participate in all welfare benefit plans (as defined in Section 3(1)) of ERISA) sponsored or maintained by Sellers or their Affiliates.
(o)    No Third Party Beneficiaries. Nothing set forth in this Section 12.03 shall (i) confer any rights or remedies upon any employee or former employee of the Company, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (iii) alter or limit Purchaser’s or the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time following the Closing.

12.05    Antitrust Notification.
(a)    The Company and the Purchaser shall, as promptly as practicable and no later than three (3) Business Days following the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification form required pursuant to the HSR Act for the transactions contemplated by this Agreement, which form shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and shall provide any supplemental information requested by any Governmental Body as promptly as practicable. The Purchaser shall be responsible for all filing fees payable in connection with such filings. The Purchaser shall be responsible for all of the attorneys’ fees incurred by the Purchaser in connection with such filings, and the Sellers, jointly and severally, shall be responsible for all of the attorneys’ fees incurred by the Sellers or the Company in connection with such filings; provided that the Sellers shall not be responsible for any such attorneys’ fees to the extent such fees (or the payment thereof) are taken into account in the final determination of Closing Net Working Capital or Transaction Expenses pursuant to Section 1.05.
(b)    Subject to the immediately following sentence, the Company and the Purchaser shall use their reasonable best efforts to promptly obtain any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from, any Governmental Body and shall comply promptly with any such inquiry or request. The Purchaser shall take, and shall cause its Affiliates to take, any and all reasonable steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated by this Agreement.
(c)    The parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Purchaser shall participate in any material meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company shall have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

(d)    Notwithstanding anything in this Agreement to the contrary (including Section 8.08), in no event will the Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or to take any other similar action that, in the reasonable judgment of the Purchaser, could be expected to limit the right of Purchaser to own or operate all or any portion of their respective businesses or assets. With regard to any Governmental Body, neither any of the Sellers, the Company nor any of its Subsidiaries shall, without the Purchaser’s written consent, in the Purchaser’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action, in each case, that limits the Purchaser’s freedom of action with respect to, or the Purchaser’s ability to retain any of the businesses, product lines or assets of, the Company or any of its Subsidiaries.
12.06    Support Obligations.
(e)    The Purchaser recognizes that AQ Seller and certain of its Affiliates have provided credit support to the Company, its Subsidiaries and the SRO Business and may (but shall not be obligated to) provide other credit support in connection with the transactions contemplated by this Agreement (including with respect to the letters of credit, guarantees and other Support Obligations contemplated by Schedule 12.06(a), collectively, the “Support Obligations”). The Purchaser shall, and shall cause its Affiliates to, (i) use reasonable best efforts with respect to all Support Obligations that relate primarily to the SRO Business, obtain the full and unconditional release of AQ Seller and its Affiliates thereunder with no further obligation, Liabilities or Losses to AQ Seller or any of its Affiliates and (ii) with respect to Support Obligations that are not primarily related to the SRO Business but that relate to both the SRO Business and the remaining businesses of AQ Holdings and its Subsidiaries (other than the Company and its Subsidiaries), use reasonable best efforts to obtain the full and unconditional release of AQ Seller and its Affiliates from the portion of such Support Obligations as relate, in whole or in part, to the SRO Business, in each case effective either on the Closing Date or on a date as soon as reasonably practicable thereafter. The Purchaser shall indemnify and hold harmless the Sellers and their Affiliates from any Losses arising from the fact that the Purchaser is unable to obtain releases contemplated by this Section 12.06(a) prior to the Closing.
(f)    The Purchaser shall, and shall cause its Affiliates to, use its reasonable best efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to AQ Seller or its Affiliates, as applicable, as soon as practicable, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing the Support Obligations referred to in Section 12.06(a) above, as well as to redeliver to AQ Seller and its Affiliates, any cash collateral or other collateral in respect of such Support Obligations and, as to any Support Obligations terminated after the Closing, promptly to redeliver such originals or cash to AQ Seller or its Affiliates (other than the Company and its Subsidiaries), as applicable, and, in each case, cooperate and take such other actions as may be reasonably required to terminate or otherwise relieve AQ Seller and its Affiliates (other than the Company and its Subsidiaries) of such Support Obligations as relate, in whole or in part to the SRO Business, including executing and delivering any assumption agreements required by the counterparties to any Support Obligations (e.g., insurers).

(g)    At the Purchaser’s written request prior to the Closing, AQ Seller shall cooperate with the Purchaser in any reasonable manner in connection with the covenants of the Purchaser described in Section 12.06(a) and Section 12.06(b); provided, that such cooperation shall not include any requirement of AQ Seller to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.
12.07    Insurance Matters. Notwithstanding anything else in this Agreement to the contrary, as of the Closing Date, the coverage under all insurance policies maintained by AQ Seller or any of its Affiliates, including those set forth on Schedule 2.15 as being maintained by AQ Seller for the benefit of the Company, shall continue in force solely only for the benefit of AQ Seller and its Affiliates (other than the Company and its Subsidiaries) and not for the benefit of the Purchaser or its Affiliates (including, after the Closing, the Company and its Subsidiaries). The Purchaser agrees to arrange for its own insurance policies with respect to the Company and its Subsidiaries and the SRO Business covering all periods following the Closing Date and agrees not to seek, through any means, to benefit from any of the insurance policies maintained by AQ Seller or its Affiliates with respect to such period set forth on Schedule 2.15, provided that the foregoing shall not restrict the Purchaser with respect to any Pre-Closing Claims. Following the Closing, AQ Seller shall provide to Purchaser and the Company and its Subsidiaries, access to and, upon reasonable request, information with respect to, all occurrence-based liability insurance policies on Schedule 2.15 that have provided coverage to any of the Company and its Subsidiaries, including general liability, workers’ compensation insurance policies, and any other occurrence-based liability insurance policies, provided that such access shall not unreasonably interfere with the business of AQ Seller or its Affiliates. Such insurance, to the extent provided in the applicable policies, shall be available to cover the Company and its Subsidiaries to the extent any claims are asserted that arise out of the operations of Company and its Subsidiaries and the SRO Business prior to Closing, subject in each case, to the terms and limitations of such policies (“Pre-Closing Claims”). If any Pre-Closing Claim is asserted after the Closing, the Purchaser or its Affiliates shall be responsible to pay all deductibles, expenses, self-retention amounts, premium adjustments, litigation expenses or other costs as required under the applicable insurance policies and all costs of prosecution or collection thereof. AQ Seller shall use its reasonable best efforts to cooperate with Purchaser and the Company and its Subsidiaries in any of their efforts to avail themselves of coverage under any such applicable insurance policies with respect to Pre-Closing Claims, but it shall be the responsibility of the Company or its Subsidiaries to submit claims directly to the applicable insurers. For purposes of this Section 12.07, the “reasonable best efforts” of AQ Seller shall not require the AQ Seller or its Affiliates or representatives to expend any money, incur any liability, commence any litigation or arbitration proceeding, waive or surrender any right, modify any agreement, or to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment.
12.08    Cancellation of Intercompany Accounts and Services. At the Closing and after giving effect to the transaction contemplated by this Agreement, except as contemplated by the Transition Services Agreement or for the item numbered 6. set forth on Schedule 2.20, all intercompany and intracompany liabilities, obligations (including intercompany debt), accounts, contracts, and services (including cash management and treasury, accounting, tax, insurance, human resources, environmental, banking, legal, data network and other services) between the Company and its Subsidiaries, on the one hand, and any Seller or any of their respective Affiliates (other than the Company or its Subsidiaries), on the other hand, including any agreements or understandings (written or oral) with respect thereto, shall be cancelled and will terminate without any consideration or further action or liability on the part of the parties thereto and without the need for any further documentation. Effective as of the Closing, the employees of the Company and its Subsidiaries will no longer have rights to credit cards or payment cards of AQ Seller or any of its Subsidiaries (or the right to use them) and, except as otherwise provided in the Transition Services Agreement, AQ Seller and the Company and its Subsidiaries shall terminate the operation of such cards at or prior to the Closing; provided that the Company shall provide such employees with notice of the termination of such rights at least one (1) Business Day before the Closing Date. Without limiting the generality of the provisions of this Section 12.08, except as otherwise provided in the Transition Services Agreement or the Trademark License Agreement, (i) each party hereto or any of such party’s Affiliates shall be permitted to remove any link on any website owned, maintained or controlled by it to any internet website(s) owned, maintained or controlled by the other party or any of such other party’s Affiliates without any further action or liability on the part of the removing party and (ii) upon the request of a party hereto, the other party or any of its Affiliates shall promptly remove or cause to be removed any link(s) to any internet web site(s) owned, maintained or controlled by the requesting party on any internet website owned, maintained or controlled by such other party or any of its Affiliates.
12.09    Certain Consents.
(i)    The Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company or one of its Subsidiaries is a party (including the agreements set forth on Schedule 2.11) and that such consents have not been obtained and may not be obtained. The Purchaser agrees that neither the Company nor any of the Sellers nor any of the Blocker Corps shall have any liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof. The Purchaser further agrees that no representation, warranty or covenant of the Company or any of the Sellers or any of the Blocker Corps contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At the Purchaser’s written request prior to the Closing, the Company shall cooperate with the Purchaser in any reasonable manner in connection with the Purchaser’s obtaining any such consents; provided, that such cooperation shall not include any requirement of the Company, any of its Subsidiaries or any of the Sellers or Blocker Corps to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party. This Section 12.09(a) shall not limit the Company’s obligations with respect to the Release Letters.

(j)    AQ Seller shall either (i) on or prior to Closing, transfer its rights under the agreements listed on Schedule 12.09(b) to the Company or (ii) to the extent any of such agreements relate to both the SRO Business and the remaining businesses of AQ Holdings and its Subsidiaries (other than the Company and its Subsidiaries), cooperate with the Purchaser in any commercially reasonable manner in connection with the Purchaser’s efforts to arrange discussions and participate in negotiations with the counterparties to such agreements to enter into separate agreements with the Company or its Subsidiaries; provided that such cooperation shall not include any requirement of AQ Seller to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party; provided further that any such discussions or negotiations will be initiated by contact from the Company, and not the Purchaser, to such counterparty. To the extent that any such agreement cannot be so transferred without obtaining the consent of any party thereto (other than the AQ Seller or its Affiliates) and either such consent is not obtained or the counterparty to such agreement does not agree to enter into a substantially similar agreement with the Company or its Subsidiaries, AQ Seller will cooperate in a commercially reasonable manner with the Purchaser in any lawful and economically feasible arrangement to provide that the Company shall receive the interest of AQ Seller in all benefits under any such agreement (to the extent such benefits relate to the SRO Business), including without limitation performance by AQ Seller as agent if economically feasible; provided, however, that the Purchaser shall undertake to pay or satisfy all corresponding Liabilities under such agreement (to the extent such Liabilities relate to the SRO Business), in each case, to the extent the Company or its Subsidiaries would have been responsible therefor if such transfer had been consummated as of the Closing Date. The obligations of AQ Seller under this Section 12.09(b) shall terminate and cease to have effect on the date that is the earlier of ninety (90) days following the Closing Date and the expiration or termination of such agreement in accordance with its terms. Each of AQ Seller and the Purchaser shall indemnify the other party for Losses such party or its Affiliates suffer as a result of any breach of any such agreement by such party.
12.10    Provision Respecting Representation of Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of AQ Seller, CCP II AIV II Holdings, L.P., CCP II AIV II Holdings - KT, L.P. Seller and CCP II Feeder II – AQSRO, L.P. and their controlling Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, and each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. In addition, (a) all communications between any member of the Seller Group or any of their respective Affiliates, directors, officers, employees or representatives, on the one hand, and Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications, (b) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Seller Group and (c) to the extent the Purchaser or any of its Affiliates (including the Company and its Subsidiaries after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.
ARTICLE XIII

TAX MATTERS
13.01    Preparation and Filing of Tax Returns; Tax Refunds; Amended Tax Return; and Certain Post-Closing Tax Benefits.
(l)    Except as otherwise provided in this Section 13.01(a), any Tax Return of the Company or any of its Subsidiaries or any Blocker Corp to be filed on or after the Closing Date for any Pre-Closing Tax Period shall be prepared and timely filed, or caused to be prepared and timely filed, by the Purchaser (at its sole cost) on a basis consistent with the last previous similar Tax Return and shall not be filed without the prior written consent of the Representative, which consent shall not be unreasonably withheld. The Purchaser shall cause the Company or such Blocker Corp, as applicable, to provide the Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Representative) at least thirty (30) days prior to the filing of such Tax Return. The Purchaser and the Representative shall use good faith efforts to resolve any dispute regarding the preparation of Tax Returns on or after the Closing Date attributable to Pre-Closing Tax Periods. If the Purchaser and the Representative are unable to resolve any dispute regarding the preparation of such Tax Returns, they shall refer such dispute to the Accounting Firm, whose determination shall be final and conclusive on the parties. The costs and expenses of the Accounting Firm in determining the Tax Return shall be borne by the Purchaser, on the one hand, and the Representative, on the other hand, in inverse proportion to the extent such party prevails on the Tax matter resolved by the Accounting Firm, which proportionate allocation shall be calculated based on the relative dollar value of the original amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the dispute regarding the Tax Returns. Nothing herein shall prevent the Company, its Subsidiaries or any Blocker Corp from filing such Tax Return on its due date during the pendency of a dispute; provided that such Tax Return shall be filed on a basis consistent with the last previous similar return except as otherwise required by applicable Law; provided, further, that if the Tax Return so filed differs from such final Tax Return reflecting resolution of the dispute, the Company, its Subsidiaries or any Blocker Corp will promptly file any reasonably necessary amended or supplemental return or request for refund. The Purchaser shall, and shall cause the Company and any Subsidiary, to cooperate with the Representative

(including filing amended returns) to obtain any refunds or credits that would result in the payment to the Paying Agent, for the benefit of any Seller, under this ARTICLE XIII.
(m)    Any Tax refunds that are received by the Purchaser, the Company, any of its Subsidiaries or any Blocker Corp and any amounts credited against Tax (in lieu of receiving a refund) to which the Purchaser or the Company or any of its Subsidiaries or any Blocker Corp become entitled, in each case, in respect of the Company or any of its Subsidiaries or any Blocker Corp and related to any Pre-Closing Tax Period shall be (i) in the case of such Tax refunds or credits in respect of the Company or any of its Subsidiaries, for the account of the Sellers or (ii) in the case of such Tax refunds or credits in respect of a Blocker Corp, for the account of each Blocker Seller set forth opposite such Blocker Corp’s name on the attached Schedule I, (in either case, excluding any refund or credit attributable to any Loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carry back) to income in a Tax year (or portion of a Straddle Period) ending on or before the Closing Date), and the Purchaser shall promptly pay, or cause to be paid, any such refund or the amount of any such credit by wire transfer of immediately available funds to the account(s) designated in writing by the Paying Agent prior to such payment, for the benefit of, and further distribution to (x) in the case of such Tax refunds or credits in respect of the Company or any of its Subsidiaries, each Seller in accordance with its respective Allocation Percentage or (y) in the case of such Tax refunds or credits in respect of a Blocker Corp, each Blocker Seller set forth opposite such Blocker Corp’s name on the attached Schedule I in accordance with its percentage ownership of such Blocker Corp.
(n)    Except as required by applicable Laws, the Company or any Subsidiary, as applicable, shall not, and the Purchaser shall cause the Company and its Subsidiaries not to, file an amended Tax Return for any taxable period that begins before the Closing Date without the prior written consent of the Representative, which shall not be unreasonably withheld.
(o)    All Tax-sharing agreements or similar agreements with respect to or involving the Company, any of its Subsidiaries or any Blocker Corp shall be terminated as of the Closing Date, and, after the Closing Date, the Company, any of its Subsidiaries or any Blocker Corp shall not be bound or have any liability thereunder.
(p)    During the seven (7) years following the Closing Date, the Purchaser shall not, and shall not cause or permit the Company, any of its Subsidiaries or any Blocker Corp to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, in each such case without the prior written consent of the Representative, such consent not to be unreasonably withheld.
13.02    Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by the Purchaser and 50% by the Sellers, jointly and severally. The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Representative shall cooperate with the Purchaser in the preparation and filing of such Tax Returns.

13.03    Cooperation on Tax Matters.
(p)    The Purchaser, on the one hand, and the Sellers, on the other hand, and their respective Affiliates shall cooperate in the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of such other party in obtaining any reasonably necessary information. Such cooperation shall include furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information to the extent relevant to the conduct of the Tax Proceeding, and furnishing such other information within such party’s possession requested by the other party to the extent relevant to the conduct of the Tax Proceeding. Such cooperation and information also shall include forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company, any Subsidiary or any Blocker Corp and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and Tax basis of property, which the requested party may possess. Sellers agree to retain all books and records with respect to Pre-Closing Tax Periods of the Company, any of its Subsidiaries and any Blocker Corp until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods.
(q)    After the Closing, the Purchaser shall control (at its own expense) any Tax Proceeding with respect to the Company, any of its Subsidiaries or any Blocker Corp. For any Tax Proceeding with respect to the Company or any of its Subsidiaries or the applicable Blocker Corp that includes any item the adjustment of which could entitle the Purchaser to receive any payment pursuant to Section 11.02(a) or Section 11.02(c), the Purchaser shall (i) consult with the Representative (for any such Tax Proceeding with respect to the Company or any of its Subsidiaries) or the applicable Blocker Seller (for any such Tax Proceeding with respect to any a Blocker Corp), (ii) provide the Representative or such Blocker Seller, as applicable, with all information and documents related thereto, (iii) permit the Representative or such Blocker Seller, as applicable, and its representative to attend any such Tax Proceeding, and (iv) not settle any such adjustment item or related issue without the written consent of the Representative or such Blocker Seller, as applicable.
13.04    FIRPTA Certificate. On or prior to the Closing Date, AQ Seller shall deliver to the Purchaser a certificate certifying that the purchase by the Purchaser of the Company Interests, other than the Blocker Interests, from AQ Seller is exempt from withholding under Section 1445 of the Code. Each Blocker Corp shall deliver to Purchaser an affidavit, under penalties of perjury, stating that such Blocker Corp is not and has not been a United States real property holding corporation, dated as of the Closing Date and in the form and substance required under Section 1.897-2(h) of the Treasury Regulations.
13.05    Pre-Closing Tax Indemnification.
(h)    Subject to the limitations set forth in ARTICLE XI, including Section 11.01, Section 11.03(b), Section 11.03(c), Section 11.03(d), Section 11.03(e), Section 11.08 and Section 11.10:

(i)    each Seller shall, jointly and severally, indemnify and hold harmless the Company and each of its Subsidiaries from and against, without duplication, any Losses attributable to Indemnified Taxes of the Company or any of its Subsidiaries; and
(ii)    each Blocker Seller shall individually (and not jointly and severally) indemnify and hold harmless the Blocker Corp set forth opposite such Blocker Seller’s name on the attached Schedule I from and against, without duplication, any Losses attributable to Indemnified Taxes of such Blocker Corp;
provided, however, that in the case of clauses (i) and (ii) above, the respective Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price Adjustment.
(i)    In the case of a Straddle Period, the amount of any Taxes based on or measured by income or gross or net sales, payments or receipts of the Company, each of its Subsidiaries and each Blocker Corp for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company, any of its Subsidiaries or any Blocker Corp holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company, any of its Subsidiaries or any Blocker Corp for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
ARTICLE XIV

MISCELLANEOUS
14.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law, in which case the Purchaser and the Representative, as applicable, shall have the right to review and reasonably comment on such press release or announcement prior to publication; provided that AQ Seller shall be entitled to communicate with its and its Affiliates’ investors and proposed investors.
14.02    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (a) by the Company, prior to the Closing, and AQ Seller shall be paid by the Sellers in accordance with their respective Allocation Percentages or, at or prior to the Closing, by the Company (b) by any Blocker Seller or its respective Blocker Corp shall be paid by such Blocker Seller and (c) by the Purchaser and, from and after the Closing, the Company shall be paid by the Purchaser or, following the closing, the Company; it being acknowledged and agreed that (i) the costs and expenses of the Accounting Firm shall be allocated pursuant to Section 1.05(e) or Section 13.01(a), as applicable, (ii) all fees and costs in connection with the “tail” insurance policies set forth in Section 8.05(c) shall be allocated pursuant to Section 8.05(c), (iii) all fees and costs in connection with filing or submission that is necessary under the HSR Act shall be allocated pursuant to Section 12.05 and (iv) all Transfer Taxes shall be allocated pursuant to Section 13.02.
14.03    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) or by electronic mail, in either case, if the sender on the same day (or if such day is not a Business Day, then on the next Business Day) sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser and, following the Closing, the Company and the Blocker Corps:

c/o AZZ incorporated One Museum Place, Suite 500 3100 West 7th Street Fort Worth, Texas 76107 Attention: Dana Perry Facsimile: (817) 336-4211 Email: danaperry@azz.com with a copy to:

Kelly Hart & Hallman LLP 201 Main Street, Suite 2500 Fort Worth, Texas 76102 Attention: S. Benton Cantey Facsimile: (817) 878-9759 Email: benton.cantey@kellyhart.com

Notices to AQ Seller, the Representative and, prior to the Closing, the Company:

Aquilex LLC
c/o Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Attention: Kyle Cruz
Facsimile: (212) 672-5001
Email: kcruz@centerbridge.com

with a copy to:

Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Attention: Susanne Clark, General Counsel
Facsimile: (212) 672-4501
Email: sclark@centerbridge.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Jon A. Ballis, P.C.
      Neal J. Reenan
      Steve Toth
Facsimile: (312) 862-2200
Email: jon.ballis@kirkland.com
      neal.reenan@kirkland.com
      steve.toth@kirkland.com

Notices to the Blocker Sellers and, prior to the Closing, the Blocker Corps:

to the address of the respective Blocker Seller or Blocker Corp set forth on Schedule I attached hereto, with a copy to the Representative.

14.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by either the Purchaser, any of the Sellers or the Company without the prior written consent of the Purchaser and the Representative. Notwithstanding the foregoing, from and after the Closing, AQ Seller shall be permitted to (a) assign its rights and obligations under this Agreement and any of the provisions hereof to (i) an Affiliate of AQ Seller and (ii) any purchaser of all or substantially all of the equity or assets of AQ Seller (or other purchaser of all or any portion of AQ Seller or its respective business) or (b) make a collateral assignment to any lender (or an agent thereof) of AQ Seller or any of its Affiliates or Subsidiaries for security purposes, provided that notwithstanding any such assignment, AQ Seller will remain responsible for all of its obligations pursuant to this Agreement. Notwithstanding the foregoing, from and after the Closing, the Purchaser shall be permitted to make a collateral assignment to any lender (or an agent thereof) of the Purchaser or any of its Affiliates or Subsidiaries for security purposes, provided that notwithstanding any such assignment, the Purchaser will remain responsible for all of its obligations pursuant to this Agreement.
14.05    Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
14.06    Third Party Beneficiaries. Except as otherwise expressly provided herein, including Section 8.05, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
14.07    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Notwithstanding the foregoing, to the extent that a representation, warranty, covenant or agreement of the Company or any of the Sellers or Blocker Corps contained in this Agreement or the Disclosure Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Company or any of the Sellers or Blocker Corps, as applicable, exists under such Specific Provision, then such Person shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision and if such Specific Provision is qualified or limited by such Person’s knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.
14.08    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
14.09    Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement;

however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information in such other section of the Disclosure Schedules is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules, the Updated Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business consistent with past practice, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, the Updated Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, the Updated Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business consistent with past practice. In addition, matters reflected in the Disclosure Schedules and the Updated Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and the Updated Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules or the Updated Schedules shall be deemed to broaden in any way the scope of the parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule or Updated Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules, the Updated Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.
14.10    Complete Agreement. This Agreement, together with the Confidentiality Agreement, the Escrow and Paying Agent Agreement, the Transition Services Agreement, the Trademark License Agreement and any other agreements executed and delivered in connection herewith, contains the entire agreement of the parties respecting the sale and purchase of the Company and the Blocker Corps and supersedes all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement and the documents referenced herein shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), shall be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and shall be deemed joint work product of the parties.
14.11    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement shall govern and control.
14.12    No Partnership or Other Relationship Created. In no event shall this Agreement be deemed to create a partnership between any Seller, any Blocker Corp, the Company or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by any Seller, any Blocker Corp, the Company or any of its Affiliates to the Purchaser or any of its Affiliates. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company and the Blocker Corps exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Nothing in this Agreement (including Section 7.01 hereof) is intended to give the Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and its Subsidiaries’ operations.
14.13    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 14.14 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Purchaser would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Termination Date, any party hereto brings any action, in each case in accordance with Section 14.14, to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, in no event shall this Section 14.13 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.
14.14    Jurisdiction and Exclusive Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or permitted assigns shall be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens.
14.15    Governing Law; Waiver of Jury Trial.
(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the laws of any jurisdiction other than the State of Delaware to apply.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.16    Representative.
(a)    Subject to the terms and conditions of this Section 14.16, AQ Seller is designated as the representative of the Sellers (such Person, when acting in such capacity, the “Representative”), to serve, and the Purchaser hereby acknowledges that the Representative shall serve, as the sole representative of the Sellers, from and after the Closing Date, with respect to the matters set forth in this Agreement and the Escrow and Paying Agent Agreement and any other document or agreement contemplated thereby or thereby, such service to be without compensation except for the reimbursement of out of pocket expenses and indemnification specifically provided herein. The Representative has accepted such designation as of the date hereof; provided, however, that the Representative shall have no obligation to act on behalf of the Sellers. The Representative will, at all times, be entitled to rely on any directions received from the Sellers; provided, however, that the Representative shall not be required to follow any such direction and shall be under no obligation to take any action in its capacity as Representative based upon any such direction. Notwithstanding anything to the contrary contained in this Agreement or the Escrow and Paying Agent Agreement, the Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Representative. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any other Seller or the Purchaser for any purpose of U.S. federal or state law, including federal or state income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any other Seller.
(b)    Effective as of the Closing Date, the Representative shall be the agent, proxy and attorney-in-fact for each Seller for all purposes of this Agreement, including full power and authority: (i) to take all actions that the Representative considers necessary or desirable in connection with the defense, pursuit, negotiation or settlement of any determinations relating to the payment or determination of the Purchaser Adjustment Amount or the Seller Adjustment Amount and to sue, defend, negotiate, settle and compromise any claims made by or against, and other disputes with, the Purchaser or any other Purchaser Indemnified Party pursuant to this Agreement, the Escrow and Paying Agent Agreement or any of the agreements, instruments, documents or transactions contemplated hereby or executed in connection herewith, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Representative shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing and to be reimbursed for such expenses from the Representative Expense Holdback Amount, (iv) to disburse, or cause to be disbursed, to the Sellers any funds received (including by the Paying Agent) on behalf of the Sellers under this Agreement, (v) to receive, hold and manage the Representative Expense Holdback Amount to pay amounts pursuant to Section 14.16(f), (vi) to take all other actions and exercise all other rights which the Representative in its sole discretion considers necessary or appropriate in connection with this Agreement or the Escrow and Paying Agent Agreement, including execution and delivery of the Escrow and Paying Agent Agreement, and any amendment or waiver to this Agreement or the Escrow and Paying Agent Agreement, and the other agreements, instruments and documents contemplated hereby or executed in connection herewith. All decisions and acts by the Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
(c)    In the event that any Person authorized hereunder as part of the Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Sellers for any reason, the Representative shall include such other Person as shall be acceptable to the continuing representative, and such substituted representative, together with the continuing representative, together shall be deemed to be the Representative for all purposes of this Agreement.
(d)    The Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers, and the other parties hereto shall be entitled to rely on any and all action taken by the Representative without any liability to, or obligation to inquire of, any Seller even if such party shall be aware of any actual or potential dispute or disagreement among the Sellers. Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of the Representative and, upon receipt of any writing which reasonably appears to have been signed by the Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.
(e)    Neither the Representative nor any of its members, partners, managers, officers, agents or other representatives or Affiliates shall incur any liability to any Seller by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of their duties hereunder. Neither the Representative nor any of its members, partners, managers, officers, agents or other representatives or Affiliates shall be liable to any Seller relating to the performance of the Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Representative constituted gross negligence or willful misconduct. The Representative and its members, managers, officers, agents and other representatives shall be indemnified and held harmless by the Sellers against all Losses paid or incurred in connection with any action, suit, proceeding or claim to which any of such Persons is made a party by reason of the fact that it was acting as the Representative pursuant to this Agreement; provided, however, that the Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Representative constituted gross negligence or willful misconduct. For the avoidance of doubt, the indemnification contemplated by this Section 14.16(e) shall not subject to any of the survival or other limitation or exclusive remedy provisions of ARTICLE XI.
(f)    Any amount owing to the Representative from any Seller pursuant to this Section 14.16 shall be deductible at the option of the Representative from the next succeeding distribution(s), if any, of the Escrow Amount, as applicable, by the Escrow Agent to, or for the benefit of, such Seller. The Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

(g)    The Purchaser shall pay the Representative Expense Holdback Amount to the Paying Agent pursuant to Section 1.04(c), for the benefit of and further distribution to the Representative. The Representative shall receive, hold and manage the Representative Expense Holdback Amount, which amount shall be available to reimburse the Representative for any expenses incurred or anticipated to be incurred by the Representative arising out of or in connection with the exercise of the Representative’s powers and authority hereunder, including the payment of reasonable fees and expenses of any legal counsel retained by the Representative. Following the Escrow Termination Date and upon final resolution of all proper claims pursuant to ARTICLE XI and Section 13.05(a) or otherwise related to the Agreement and the terms and conditions of the Escrow and Paying Agent Agreement and full reimbursement of all Losses of the Representative pursuant to Section 14.16(e), the Representative shall distribute or cause to be distributed any remaining portion that has not been released from the Escrow Account to the Paying Agent, for the benefit of and further distribution to each Seller in accordance with such Seller’s Allocation Percentage.
(h)    The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Representative in all matters referred to herein.
14.17    Counterparts and PDF. This Agreement, the Escrow and Paying Agent Agreement, the Transition Services Agreement, the Trademark License Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
14.18    Guaranty. In consideration of the execution and delivery by the Sellers, the Company and the Blocker Corps of this Agreement, AZZ, as parent of the Purchaser, hereby guarantees absolutely and unconditionally to Sellers, the Company and the Blocker Corps (a) the due and punctual performance, when and as due, of all obligations, covenants and agreements of the Purchaser and its Affiliates arising under or pursuant to this Agreement; (b) the accuracy of the Purchaser’s representations and warranties set forth herein; and (c) the punctual payment of all sums, if any, now or hereafter owed by the Purchaser under this Agreement. The liability of the AZZ under this guaranty shall be unlimited and unconditional, and this guaranty shall be a continuing guaranty.

ARTICLE XV

DEFINITIONS
15.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below.
“2013 Budget” means the Company’s budget for fiscal year 2013, as previously provided to the Purchaser.
“Accounting Firm” is defined in Section 1.05(b).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” is defined in the Preamble.
“Allocation Percentage” is defined in Section 1.04(d).
“Alternative Arrangements” is defined in Section 11.07.
“AQ Holdings” is defined in the Preamble.
“AQ Intermediate” is defined in the Preamble.
“AQ Seller” is defined in the Preamble.
“AZZ” is defined in the Preamble.
“Blocker Corps” is defined in the Preamble.
“Blocker Interests” is defined in the Preamble.
“Blocker Sellers” is defined in the Preamble.
“Blocker Stock” is defined in the Preamble.
“Breaching Seller” is defined in Section 11.12.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in any of New York, New York or Chicago, Illinois are closed as a result of federal, state or local holiday.
“Cash” means, as of any given time of determination, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all outstanding security, customer or other deposits in cash, at such time, plus any deposits in transit, minus any checks written (but not yet cashed) by the Company or any of its Subsidiaries, except to the extent that any such deposits or checks are instead taken into account in determining Closing Net Working Capital.
“Centerbridge” is defined in Section 9.01(l).
“Closing” is defined in Section 1.03.
“Closing Balance Sheet” is defined in Section 1.05(a).
“Closing Date” is defined in Section 1.03.
“Closing Cash” means Cash as of the time of the Closing on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).
“Closing Cash Proceeds” is defined in Section 1.02(b).
“Closing Indebtedness” means Indebtedness as of the time of the Closing on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).
“Closing Net Working Capital” means Net Working Capital as of the time of the Closing on the Closing Date (without giving effect to the consummation of the transactions contemplated by this Agreement).
“Closing Statement” is defined in Section 1.05(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Intellectual Property” is defined in Section 2.12(a).
“Company Interests” is defined in the Preamble.
“Confidentiality Agreement” means that certain Confidentiality Agreement between AZZ and the Company, dated as of September 27, 2012.
“consistently applied” means that no change in accounting principles shall have been made from those used by the Company and its Subsidiaries in the preparation of the Latest Audited Balance Sheet, including with respect to the nature of accounts and the methods for determining the level of reserves or accruals; provided that, with respect to any calculation of Net Working Capital, “consistently applied” shall have the meaning set forth on Exhibit 1.02(a). “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in methods, conventions, assumptions or estimation techniques (unless required by objective changes in underlying events) utilized in making accounting estimates

“Customers” is defined in Section 2.21.
“Deductible” is defined in Section 11.03(a).
“DGCL” means the Delaware General Corporation Law.
“Disclosure Schedules” is defined in ARTICLE II.
“Distribution” is defined in the Preamble.
“DLLCA” means the Delaware Limited Liability Company Act.
“DOJ” is defined in Section 12.05(a).
“Environmental Laws” means all applicable Laws in effect on or prior to the Closing Date concerning (i) protection or cleanup of the environment or natural resources; (ii) any release or threatened release of a Hazardous Substance into the environment, including, without limitation, a Law relating to the investigation, assessment, sampling, testing, monitoring, control, containment, removal, remediation, cleanup or abatement of such release or threatened release; (iii) the manufacture, generation, distribution, use, treatment, storage, disposal or transportation of any Hazardous Substance, or (iv) human health and safety (with respect to exposure to Hazardous Substances).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Account” means the account holding the Escrow Amount pursuant to the Escrow and Paying Agent Agreement.
“Escrow Agent” means Wilmington Trust, National Association.
“Escrow Amount” means an amount equal to $20,000,000.
“Escrow and Paying Agent Agreement” means an escrow and paying agent agreement substantially in the form of Exhibit 15.01(a) hereto.
“Escrow Termination Date” means the date that is fifteen (15) months after the Closing Date.
“Estimated Cash” is defined in Section 1.02(a).
“Estimated Closing Net Working Capital” is defined in Section 1.02(a).

“Estimated Indebtedness” is defined in Section 1.02(a).
“Estimated Transaction Expenses” is defined in Section 1.02(a).
“FCPA” is defined in Section 2.24.
“Financial Statements” is defined in Section 2.07.
“Foreign Competition Laws” means any antitrust or competition Laws of any Governmental Body outside the United States.
“FTC” is defined in Section 12.05(a).
“Fundamental Representations” means the representations and warranties set forth in Section 2.01(a), Section 2.02, Section 2.03, Section 2.06, Section 2.17, Section 3.01, Section 3.02, Section 3.05, Section 4.01, Section 4.02, Section 4.05, Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.07, Section 6.01, Section 6.02 and Section 6.06.
“Funded Indebtedness” means the Indebtedness set forth on Schedule 1.04(a). For the avoidance of doubt, the term “Funded Indebtedness” shall include all amounts necessary to release the Liens as set forth in the Release Letters.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, regulatory body or other entity and any court, arbitrator or other tribunal).
“Group” is defined in Section 2.14(a).
“Hazardous Substances” means any toxic or hazardous material, substance or waste regulated under any Environmental Laws due to its deleterious nature, or as to which liability or standards of conduct may be imposed under any Environmental Laws.
“Hydrochem” is defined in Section 9.01(l).
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as of any given time of determination, (a) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any letter of credit or bankers’ acceptance solely to the extent drawn, (d) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap, cap and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (e) all obligations issued or assumed as the deferred purchase price of property (other than trade payables or as otherwise arising in the ordinary course of business) and (f) all obligations under leases which have been or are required to be, in accordance with GAAP consistently applied, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable; provided that without limiting other liabilities that are not to be included therewith, in no event shall Indebtedness include (i) any amounts included in Closing net Working Capital or Transaction Expenses, (ii) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (iii) any contingent reimbursement obligations for any letters of credit, performance bonds, surety bonds and similar obligations of the Company or any of its Subsidiaries or (iv) any fees and expenses to the extent incurred by or at the direction of the Purchaser or otherwise relating to the Purchaser’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated by this Agreement or any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or otherwise.
“Indemnified Party” is defined in Section 11.05(a).
“Indemnified Person” is defined in Section 8.05(a).
“Indemnified Taxes” means, with respect to any Person, (i) all Taxes of such Person for any Pre-Closing Tax Period, (ii) all Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which such Person, including any predecessor of such Person, is or was a member on or prior to the Closing Date, by reason of liability of such Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local, or non-U.S. law or regulation) and (iii) any and all Taxes of any person (other than the Company, any of its Subsidiaries and any Blocker Corp) imposed on the Company, any of its Subsidiaries or any Blocker Corp as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided that Indemnified Taxes shall not include any Taxes resulting from any transaction occurring on the Closing Date after the Closing outside of the ordinary course of business or any breach by the Purchaser of Section 13.01(e).
“Indemnifying Party” is defined in Section 11.05(a).
“Information Presentation” is defined in Section 12.01(a).
“Intellectual Property” means all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations and applications for any of the foregoing; (v) trade secrets; (vi) computer software; (vii) drawings, schematics and other technical plans; and (viii) all other intellectual property.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of any of Pedro E. Amador, Douglas M. Jacobs, Ian Lorimer, Douglas Vail, Gary Hill and Christopher Izzo.
“Latest Audited Balance Sheet” is defined in Section 2.07(a).
“Latest Balance Sheet” is defined in Section 2.07(a).
“Law” means any law, rule, regulation, judgment, decision, injunction or order of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.
“Leases” is defined in Section 2.09(a).
“Leased Real Property” is defined in Section 2.09(a).
“Liabilities” is defined in Section 2.07(b).
“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, charges, claims, proxy, voting trust or agreement or transfer restriction under any stockholder or similar agreement.
“Losses” means any loss, liability, damage or expense (including reasonable legal fees and expenses).
“Material Adverse Effect” means a material adverse effect upon the operations, properties, condition (financial or otherwise), assets or operating results of the Company and its Subsidiaries taken as a whole; provided that none of the following, either alone or taken together with other changes or effects, shall constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes in, or effects arising from or relating to, financial, banking, or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement, (d) changes in, or effects arising from or relating to changes in, GAAP, (e) changes in, or effects arising from or relating to changes in, laws, rules, regulations, orders, or other binding directives or determinations issued or made by Governmental Body (including, for the avoidance of doubt, any such items related to Section 12.05), (f) changes or effects arising from or relating to (i) the taking of any action contemplated by this Agreement or at the request of the Purchaser or its Affiliates, (ii) the failure to take any action if such action is prohibited by this Agreement, or (iii) the announcement of this

Agreement or the transactions contemplated hereby in each case as permitted by the terms hereof, or the identity, nature or ownership of the Purchaser, (g) any facts, events, developments or circumstances set forth in the Disclosure Schedules as an exception to a representation or warranty, (h) changes or effects that arise from any seasonal fluctuations in the business, (i) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with the Purchaser or its Affiliates or representatives), provided that the underlying cause of any such failure may be considered in such determination or (j) the effect of any action taken by the Purchaser or its Affiliates with respect to the transactions completed by this Agreement or the financing thereof; provided, further, that the matters described in the immediately foregoing clauses (a) through (e) shall be deemed not to constitute a Material Adverse Effect only to the extent that such matters do not affect the Company or any of its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industry in which the Company and/or such of its Subsidiaries operate.
“Net Working Capital” shall have the meaning, and shall be calculated in a manner consistent with principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, and methods, conventions, assumptions or estimation techniques, set forth on or reflected in Exhibit 1.02(a), it being understood that the historical numerical values included therein are included for illustrative purposes only as an example of a hypothetical calculation of Net Working Capital based on those values.
“Non-Breaching Seller” is defined in Section 11.12.
“Non-Settling Party” is defined in Section 11.05(c).
“Non-Third Party Claim” is defined in Section 11.06.
“Objection Notice” is defined in Section 1.05(c).
“Paying Agent” means Wilmington Trust, National Association.
“Payoff Amount” is defined in Section 1.04(d).
“Permit” is defined in Section 2.18(a).
“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money Liens, (d) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (e) Liens under the Funded Indebtedness, (f) mechanics Liens and similar Liens for labor, materials, or supplies, (g) zoning, building codes, and other land use laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Leased Real Property, (h) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (i) Liens set forth on Schedule 15.01(a), (j) all matters set forth on title policies or surveys made available by the Company to the Purchaser prior to the date of this Agreement and (k) Liens that will be terminated at or prior to the Closing.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Plans” is defined in Section 2.14(a).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Claims” is defined in Section 12.07.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Protected Seller Communications” is defined in Section 12.10.
“Provision” is defined in Section 14.07.
“Purchase Price Adjustments” is defined in Section 1.05(f)(iii).
“Purchaser” is defined in the Preamble.
“Purchaser 401(k) Plan” is defined in Section 12.04(d)(i).
“Purchaser Adjustment Amount” is defined in Section 1.05(f)(i).
“Purchaser Indemnified Parties” is defined in Section 11.01.
“Purchaser Releasers” is defined in Section 12.01(c).
“Purchaser Specified Persons” shall mean (i) the Purchaser, (ii) the Purchaser’s Affiliates (including the Company and its Subsidiaries), (iii) any past, present or future equityholder, officer, director, member, manager, employee, agent or representative of the Purchaser or its Affiliates (excluding the Company and its Subsidiaries) and (iv) any equityholder, officer, director, member, manager, employee, agent or representative of the Company or its Subsidiaries immediately after the Closing.
“Purchaser’s Representatives” is defined in Section 7.03.
“Purchaser Restricted Parties” is defined in Section 8.09.
“Release Letters” is defined in Section 1.04(a).

“Representative” is defined in Section 14.16(a).
“Representative Expense Holdback Amount” means an amount equal to $500,000.
“Retained Employees” is defined in Section 12.04(a).
“Saudi JV” means AQ Seller’s investment in Aquilex Arabia Co. Ltd., a Saudi Arabia limited liability company.
“Schedule” is defined in ARTICLE II.
“Seller 401(k) Plan” is defined in Section 12.04(d)(i).
“Seller Adjustment Amount” is defined in Section 1.05(f)(ii).
“Seller Group” is defined in Section 12.10.
“Seller Non-Compete Obligations” is defined in Section 7.08(a).
“Seller Non-Compete Party” is defined in Section 7.08(a).
“Seller Releasers” is defined in Section 12.0112.01(d).
“Seller Restricted Parties” means (a) with respect to AQ Seller, AQ Holdings and its Subsidiaries and (b) with respect to any Blocker Seller, its Affiliates (other than AQ Holdings and its Subsidiaries) that have received confidential information regarding the Company and its Subsidiaries.
“Sellers” is defined in the Preamble.
“Settling Party” is defined in Section 11.05(c).
“Specific Provision” is defined in Section 14.07.
“SRO Business” is defined in Section 7.08(a).
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Suppliers” is defined in Section 2.22.
“Support Obligations” is defined in Section 12.06(a).
“Target Net Working Capital” means $ 29,017,000.
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
“Tax Proceedings” mean any audit, contest or defense against any assessment, notice of deficiency or other proposed adjustment relating to any and all Taxes of the Company or any Subsidiary.
“Tax Returns” means any return, claim for refund, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Termination Date” is defined in Section 10.01(c).
“Third Party Claim” is defined in Section 11.05(a).
“Trademark License Agreement” means a trademark license agreement substantially in the form of Exhibit 15.01(b) hereto.
“Transaction Expenses” means, to the extent not paid by the Company or the Sellers before the Closing Date, the amount of (a) all fees, costs and expenses of the legal counsel, investment bankers, accountants, advisors, brokers or other representatives and consultants and associated expenses incurred by or on behalf of, or to be paid by, the Company or any Subsidiary (with respect to periods ending on the Closing) in connection with the transactions contemplated by this Agreement and (b) all bonus, incentive and similar payments payable to employees which become payable or due (prior to any reduction in respect of applicable federal, state and local tax withholdings) as a result of the transactions contemplated hereby (other than any such payments that are a result of actions taken by or at the request of Purchaser); provided that in no event shall Transaction Expenses include (x) any fees, expenses or other liabilities to the extent incurred by or at the direction of the Purchaser or otherwise relating to the Purchaser’s or its Affiliates’ financing, including obtaining any consent or waiver relating thereto, or (y) any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby, including any fees payable to any financing institution or lender or the Company’s accountants on behalf of the Purchaser or its Affiliates.

“Transaction Price” is defined in Section 1.02(b).
“Transfer Taxes” is defined in Section 13.02.
“Transition Services Agreement” means a transition services agreement substantially in the form of Exhibit 15.01(c) hereto.
“Updated Schedules” is defined in Section 7.05.
“WARN Act” is defined in Section 2.19(f).
15.02    Other Definitional Provisions.
(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)    Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(e)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(f)    All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(g)    Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (a) is included in the electronic data room, (b) actually delivered or provided to Purchaser or any of Purchaser’s representatives or (iii) made available upon request, including at the Company’s or any of its Subsidiaries’ offices.
(h)    Any reference to any agreement or contract referenced herein or in the Disclosure Schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

the Company:	AQUILEX SPECIALTY REPAIR AND OVERHAUL LLC

By: /s/ Donovan Boyd
Name: Donovan Boyd Its: Authorized Signatory

AQ Seller:	AQUILEX LLC

By: /s/ Donovan Boyd
Name: Donovan Boyd Its: Authorized Signatory

the Purchaser:	ARBOR-CROWLEY, INC.

By: /s/ David H. Dingus
Name: David H. Dingus Its: President

AZZ:	AZZ INCORPORATED

By: /s/ David H. Dingus
Name: David H. Dingus Its: President and Chief Executive Officer

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the Blocker Sellers:	PLATINUM SERIES D I HOLDINGS, L.P.

By: Platinum Equity Partners II, LLC
Its: General Partner
By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler Its: Vice President

PLATINUM SERIES D II HOLDINGS, L.P.

By: Platinum Equity Partners II, LLC
Its: General Partner
By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler Its: Vice President

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the Blocker Sellers:	CCP II AIV II HOLDINGS, L.P.

By: Centerbridge Associates II, L.P.
Its: General Partner
By: /s/ Kyle Cruz Name: Kyle Cruz Its: Authorized Signatory
CCP II AIV II HOLDINGS - KT, L.P.

By: Centerbridge Associates II, L.P.
Its: General Partner
By: /s/ Kyle Cruz
Name: Kyle Cruz Its: Authorized Signatory

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the Blocker Sellers:	CENTERBRIDGE ASSOCIATES II, L.P.

By: /s/ Kyle Cruz Name: Kyle Cruz Its: Authorized Signatory

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the Blocker Corps:	SERIES D I, LLC

By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler Its: Vice President

SERIES D II, LLC

By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler Its: Vice President

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the Blocker Corps:	CCP II FEEDER II - AQSRO, L.P.

By: Centerbridge Associates II, L.P.
Its: General Partner
By: /s/ Kyle Cruz
Name: Kyle Cruz Its: Authorized Signatory

[Signature Page to Securities Purchase Agreement]